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Exhibit (e)(1)

         AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 10, 2008

AMONG

TAKEDA AMERICA HOLDINGS, INC.,

MAHOGANY ACQUISITION CORP.

AND

MILLENNIUM PHARMACEUTICALS, INC.

i

ii

iii

Table of Defined Terms

Section
Acceptance Time	Section 1.3(a)
Affiliate	Exhibit A
Agreement	Opening Paragraph
Antitrust Laws	Exhibit A
Antitrust Order	Section 6.3(b)
Appraisal Shares	Section 2.6
Bankruptcy and Equity Exception	Section 3.3(a)
Board Recommendation	Section 3.3(d)
Book-Entry Shares	Section 2.7(b)
Business Days	Exhibit A
Certificate	Section 2.7(b)
Certificate of Merger	Section 2.2(b)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Code	Exhibit A
Company	Opening Paragraph
Company Adverse Recommendation Change	Section 6.8(d)
Company Board	Section 3.3(d)
Company Charter Documents	Section 3.1(b)
Company Common Stock	Introduction
Company Disclosure Letter	ARTICLE 3
Company Employee Plans	Section 3.10(a)
Company Employees	Section 6.2(a)
Company ESPP	Section 2.8(e)
Company Financial Advisor	Section 3.11
Company Financial Statements	Section 3.5(b)
Company Intellectual Property	Section 3.15(b)
Company Leases	Section 3.20(b)
Company Material Adverse Effect	Exhibit A
Company Material Contract	Section 3.18(a)
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.5(a)
Company Severance Practices	Section 6.2(c)
Company Stockholders Meeting	Section 6.1(b)
Company Subsidiaries	Section 3.4(a)
Company Subsidiary	Section 3.4(a)
Company Voting Proposal	Section 6.1(b)
Confidentiality Agreement	Section 6.7(b)
Constituent Corporations	Section 2.1
Continuing Directors	Section 1.3(a)
Contract	Exhibit A
D&O Insurance	Section 6.9(c)
DGCL	Introduction
DOJ	Section 6.3(a)
Effective Time	Section 2.2(b)
Employee Benefit Plan	Section 3.10(a)
Environmental Laws	Exhibit A
ERISA	Section 3.10(a)
ERISA Affiliate	Section 3.10(a)
Exchange Act	Exhibit A

Exchange Agent	Section 2.7(a)
Exchange Fund	Section 2.7(a)
Fairness Opinion	Section 3.11
FCPA	Section 3.5(f)
FDA	Exhibit A
FDA Act	Section 3.14(b)
FTC	Section 6.3(a)
GAAP	Section 3.5(b)
Governmental Authority	Section 3.3(c)
Hazardous Substances	Exhibit A
HIPAA	Section 3.14(e)
HSR Act	Section 3.3(c)
Indemnified Party	Section 6.9(a)
Indemnifying Parties	Section 6.9(b)
Indenture	Section 6.12(a)
Information Statement	Section 3.3(c)
Intellectual Property	Section 3.15(a)
IRS	Section 3.12(b)
Judgment	Section 3.3(b)
Knowledge	Exhibit A
Law	Section 3.3(b)
Lien	Exhibit A
Maximum Amount	Section 6.9(c)
Merger	Introduction
Merger Consideration	Section 2.5(a)
Merger Sub	Opening Paragraph
Minimum Tender Condition	Annex A
Nasdaq	Section 3.3(c)
New Plans	Section 6.2(b)
Notes	Section 3.2(a)
Offer	Introduction
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.1(f)
Offer Price	Introduction
Old Plans	Section 6.2(b)
Option Consideration	Exhibit A
Options	Exhibit A
Ordinary Course of Business	Exhibit A
Parent	Opening Paragraph
Parent Material Adverse Effect	Exhibit A
Permits	Section 3.1(a)
Permitted Liens	Exhibit A
Person	Exhibit A
Policies	Section 3.17
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.3(c)
Qualifying SEC Report	Exhibit A
Representatives	Section 6.8(a)
Required Company Stockholder Vote	Section 3.3(a)
Restricted Stock	Exhibit A
Rights	Section 3.2(a)
Rights Agreement	Section 3.2(a)
Sarbanes-Oxley Act	Section 3.5(d)

Schedule 14D-9	Section 1.2(b)
SEC	Exhibit A
Section 262	Section 2.6
Securities Act	Section 3.5(a)
Share	Introduction
Shares	Introduction
Stark Law	Section 3.14(f)
Stock Plans	Exhibit A
Subsequent Offering Period	Section 1.1(d)
Subsidiary	Exhibit A
Subsidiary Documents	Section 3.1(b)
Superior Proposal	Exhibit A
Superior Proposal Notice	Section 8.1 (d)(iii)
Surviving Corporation	Section 2.1
Takeover Proposal	Exhibit A
Tax or Taxes	Exhibit A
Tax Authority or Taxing Authority	Exhibit A
Tax Returns	Exhibit A
Tender and Support Agreement	Introduction
Termination Fee	Section 8.3(b)
Top-Up Option	Section 1.4
Top-Up Option Shares	Section 1.4
Transactions	Section 1.2(a)
Ultimate Parent	Section 9.9
Walk Away Date	Section 8.1(b)(i)

AGREEMENT AND PLAN OF MERGER

        Agreement and Plan of Merger (this "Agreement"), dated as of April 10, 2008, among Takeda America Holdings, Inc., a New York corporation ("Parent"), Mahogany Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and Millennium Pharmaceuticals, Inc., a Delaware corporation (the "Company").

Introduction

        The respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement.

        In furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") issued and outstanding (each share of Company Common Stock, a "Share" and, collectively, the "Shares"), at a price per Share of $25.00 (such amount, or any higher amount per Share paid pursuant to the Offer in accordance with this Agreement, the "Offer Price"), subject to any required withholding of Taxes (as provided in Section 2.7(g)), net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement.

        Following consummation of the Offer, subject to the terms and conditions of this Agreement, Parent shall cause Merger Sub to merge with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). Each Share that is not tendered and accepted pursuant to the Offer, other than certain Shares as provided in Section 2.5(b) and Section 2.6, will thereupon be cancelled and converted in the Merger into the right to receive cash in an amount equal to the Offer Price on the terms and subject to the conditions set forth herein.

        Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain of the Company's directors and executive officers are entering into a Tender and Support Agreement with Parent and Merger Sub substantially in the form attached as Exhibit B (the "Tender and Support Agreement").

        In consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1
THE OFFER AND THE MERGER

        Section 1.1    The Offer.

        (a)   Subject to the terms and conditions set forth in this Agreement, as promptly as reasonably practicable after the date of this Agreement, but in no event later than five (5) Business Days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence the Offer, within the meaning of the applicable rules and regulations of the SEC, to purchase any and all outstanding Shares at a price equal to the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, purchase, accept for payment, and pay for, Shares tendered pursuant to the Offer are subject only to the satisfaction or waiver of each of the conditions set forth in Annex A (the "Offer Conditions").

        (b)   The initial expiration date of the Offer shall be the twentieth (20th) Business Day following the commencement of the Offer (determined using Exchange Act Rules 14d-1(g)(3) and 14d-2). Notwithstanding the foregoing, if, on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, all of the Offer Conditions have not been satisfied or waived, then Merger Sub shall extend (and re-extend) the Offer and its expiration date beyond the initial expiration date or such other date for one or more periods, until the earlier to occur of (i) a date as of which all of the Offer Conditions, including the Minimum Tender Condition, are satisfied or waived and (ii) the Walk Away Date; provided that any such extension shall be in increments determined by Merger Sub of not more than ten (10) Business Days, and in no event shall the Offer extend beyond the Walk Away Date. Notwithstanding the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by any other Law. The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Agreement), unless this Agreement is validly terminated in accordance with Article 8. Nothing in this Section 1.1(b) shall affect any termination rights in Article 8; and in the event of any conflict between the provisions of this Section 1.1(b) and Article 8, Article 8 shall be controlling.

        (c)   Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable following the later of: (i) the earliest date as of which Merger Sub is permitted under applicable Law to accept for payment Shares tendered pursuant to the Offer and (ii) the earliest date as of which each of the Offer Conditions shall have been satisfied or waived.

        (d)   Merger Sub may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (each a "Subsequent Offering Period") following the Acceptance Time if at the commencement of any Subsequent Offering Period (or extension thereof) the number of Shares owned by Ultimate Parent, Parent, Merger Sub and their respective Subsidiaries (including any Shares beneficially owned by any of the foregoing) represent less than 90% of the then outstanding number of Shares. If immediately following the Acceptance Time, Ultimate Parent, Parent, Merger Sub and their respective Subsidiaries own more than 80% but less than 90% of the Shares outstanding at that time (which shall include (i) shares beneficially owned by Ultimate Parent, Parent, Merger Sub and their respective Subsidiaries, which Shares shall be converted into direct ownership at or prior to the expiration of the Offer by Ultimate Parent, Parent, Merger Sub or their respective Subsidiaries, as the case may be, and (ii) shares tendered in the Offer and not withdrawn), to the extent requested by the Company, Merger Sub shall provide for a Subsequent Offering Period of at least ten (10) Business Days; provided, however, that Merger Sub shall not be required to provide for such Subsequent Offering Period if the number of Shares issuable upon the exercise of the Top-Up Option would, after giving effect to such exercise and when added to the number of Shares so owned by Ultimate Parent, Parent, Merger Sub and their respective Subsidiaries, represent not less than 90% of the then outstanding number of Shares. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all Shares validly tendered and not withdrawn during such Subsequent Offering Period as promptly as practicable after any such Shares are tendered during any Subsequent Offering Period and in any event in compliance with Rule 14d-11(c) promulgated under the Exchange Act.

        (e)   Parent and Merger Sub expressly reserve the right to waive any condition to the Offer, to increase the Offer Price and/or to modify the other terms of the Offer, except that, without the consent of the Company, Parent and Merger Sub shall not do any of the following:

          (i)    reduce the number of Shares subject to the Offer;

          (ii)   reduce the Offer Price;

          (iii)  change or waive the Minimum Tender Condition;

          (iv)  except as provided in Section 1.1(b) and Section 1.1(d), extend or otherwise change the expiration date of the Offer, except (A) as required by applicable Law (including for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof) or (B) in connection with an increase of at least $0.25 per share in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC;

          (v)   change the form of consideration payable in the Offer;

          (vi)  amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner adverse to holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions; or

          (vii) impose any condition to the Offer other than the Offer Conditions.

        (f)    On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall (i) contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, being referred to as the "Offer Documents") and (ii) be in form reasonably satisfactory to the Company. The Company shall promptly upon request of Parent provide Parent with all information concerning the Company that is required to be included in the Offer Documents. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the requirements of applicable U.S. federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, and not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent necessary such that the Offer Documents do not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Federal securities Laws. The Company and its counsel shall be afforded a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Shares. Parent and Merger Sub shall provide to the Company and its counsel copies of any written comments or telephonic notification of any oral comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, shall consult with the Company and its counsel prior to responding to any such comments and shall provide the Company with copies of all written responses and telephonic notification of any oral responses thereto of Parent or Merger Sub or their counsel.

        (g)   Unless this Agreement is terminated pursuant to Section 8.1, neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion, except that in the event this Agreement is terminated pursuant to Section 8.1, Merger Sub shall promptly (and in any event within one (1) Business Day) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this

Agreement prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to return, all tendered Shares to the tendering stockholders.

        (h)   The Offer Price shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date of this Agreement and prior to the payment by Merger Sub for the Shares validly tendered and not withdrawn in connection with the Offer; provided, however, the provisions of this Section 1.1(h) are not authority for the Company to take any action referenced in Section 5.1(b), and in the event of any conflict between the provisions of Section 5.1(b) and this Section 1.1(h), the provision of Section 5.1(b) shall be controlling.

        Section 1.2    Company Actions.

        (a)   The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions"). The Company hereby consents to the inclusion of a statement in the Offer Documents that to the Knowledge of the Company all directors and executive officers of the Company intend to tender all of their respective Shares, if they hold any, in the Offer.

        (b)   Contemporaneously with the commencement of the Offer, if practicable, and otherwise reasonably promptly thereafter (it being agreed that the Company shall use reasonable best efforts to make such filing no later than one (1) Business Day, and shall in any event make such filing within two (2) Business Days, of the commencement of the Offer), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended and supplemented from time to time, the "Schedule 14D-9") and shall disseminate the Schedule 14D-9, to the extent required by Rule 14D-9 promulgated under the Exchange Act and any other applicable Laws, to the holders of Shares. Except and to the extent otherwise permitted pursuant to Section 6.8 below, the Offer Documents and the Schedule 14D-9 shall contain the Board Recommendation, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Schedule 14D-9 shall comply in all material respects with the requirements of applicable U.S. federal securities laws and on the date first filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no covenant, agreement, representation or warranty with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent necessary such that the Schedule 14D-9 does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Federal securities Laws.

        (c)   Except in connection with either (i) a Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal or (ii) a Company Adverse Recommendation Change:

          (A)  Parent and its counsel shall be afforded a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares.

          (B)  The Company shall provide Parent and its counsel copies of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, shall consult with Parent and its counsel prior to responding to any such comments and shall provide Parent with copies of all written responses and telephonic notification of any oral responses thereto of the Company and its counsel.

        (d)   In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request for the purpose of communicating the Offer to the holders of Shares. Subject to the requirements of applicable Law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, Parent and Merger Sub shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger and the other Transactions and, if this Agreement shall be terminated in accordance with Section 8.1, shall deliver to the Company all copies of such information then in their possession or under their control.

        Section 1.3    Directors.

        (a)   Subject to applicable Law and Nasdaq rules applicable to the Company at such time, promptly upon the acceptance for payment of, and payment by Merger Sub for, Shares pursuant to the Offer satisfying the Minimum Tender Condition (the "Acceptance Time"), and as long as Parent directly or indirectly beneficially owns not less than a majority of the issued and outstanding Shares, Merger Sub shall be entitled to designate such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of Shares owned by Merger Sub or any other subsidiary of Parent bears to (B) the total number of Shares that are issued and outstanding. The Company shall also, upon the request of Parent, cause such persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (I) each committee of the Company Board, subject to compliance with applicable securities Laws and the Nasdaq rules, and (II) each board of directors (or similar body) of each Company Subsidiary and each committee of such board of directors (or similar body); provided, however, that in the event that Merger Sub's designees are appointed or elected to the Company Board, until the Effective Time, the Company Board shall have at least two (2) directors who are directors on the date of this Agreement and who are not also officers of the Company (the "Continuing Directors"); and provided further that, in such event, if the number of Continuing Directors shall be reduced below two (2) for any reason whatsoever, the Company Board shall cause the Person designated by the remaining Continuing Director to fill such vacancy, and such person shall be deemed to be a Continuing Director for purposes of this Agreement or, if no Continuing Directors then remain, the other directors of the Company then in office shall designate two (2) Persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, any Company Subsidiary, Parent or Merger Sub, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. In connection with the foregoing, the Company shall promptly, at the request of Merger Sub, use its reasonable best efforts to either increase the size of the Company Board or obtain the resignation of such number of its current directors, or both, as is necessary to enable Merger Sub's designees to be elected or appointed to the Company Board as provided above, and the Company shall use reasonable best efforts to take all actions available to the Company to cause the Merger Sub's designees to be so elected or appointed.

        (b)   The Company's obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder and to the then applicable rules and regulations of Nasdaq. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 1.3, including mailing to the Company's stockholders the information required by such Section 14(f) and Rule 14f-1 (which the Company shall mail together with the Schedule 14D-9, as contemplated by Section 1.2(b)) as is necessary to fulfill the Company's obligations under Section 1.3(a); provided, that Parent and Merger Sub shall have timely supplied to the Company in writing, and shall be solely responsible for, any information with respect to Parent, Merger Sub and such designees to the extent required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of Section 1.3(a) are in addition to and shall not limit any rights Parent, Merger Sub or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

        (c)   Following the election or appointment of Merger Sub's designees pursuant to Section 1.3(a) and prior to the Effective Time, subject to the terms hereof, the approval by a majority of the Continuing Directors then in office (or, if there shall be only one or two Continuing Directors then in office, all of such Continuing Directors then in office) shall be required to authorize (and such authorization shall (A) not be effective unless there is in office at least one (1) Continuing Director and (B) constitute the authorization of the Company Board, and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall, unless otherwise required by Law, be required or permitted to authorize) (i) any amendment, modification or termination of this Agreement by the Company, (ii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (iii) any waiver or exercise of any of the Company's rights under this Agreement, (iv) any waiver of any condition to the Company's obligations hereunder, (v) any amendment to the Company's certificate of incorporation or bylaws, (vi) any authorization of any agreement between the Company and any of the Company Subsidiaries, on the one hand, and Parent, Merger Sub or any of their Affiliates on the other hand, or (vii) the taking of any other action by the Company in connection with this Agreement or the Transactions, other than the Company's performance of its obligations under this Agreement, including the consummation of the Merger, and other actions that would not reasonably be expected to adversely affect the interests of the stockholders of the Company (other than Parent or any of its Affiliates). The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

        Section 1.4    Option to Acquire Additional Shares.    The Company hereby grants to Merger Sub an option (the "Top-Up Option"), exercisable in accordance with this Section 1.4, to purchase the number of Shares (the "Top-Up Option Shares") equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub immediately prior to the exercise of the Top-Up Option, shall constitute one share more than 90% of the number of Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price. The Top-Up Option may be exercised by Merger Sub in whole but not in part; provided, however, that Merger Sub agrees that it will exercise the Top-Up Option if doing so would allow it to consummate the Merger pursuant to Section 253 of the DGCL. In no event shall the Top-Up Option be exercisable for a number of Shares in excess of the Company's then authorized and unissued Shares (including as authorized and unissued shares of Common Stock, for purposes of this Section 1.4, any Shares held in the treasury of the Company and any Shares reserved for issuance, other than any Shares reserved for issuance upon conversion of the Notes, upon the exercise of any outstanding Option or delivery of any restricted stock unit or with respect to any other outstanding security convertible into or exercisable or exchangeable for Shares). The Top-Up Option may be exercised by Merger Sub at any time at or after the Acceptance Time and the expiration of any subsequent offering period and on or prior to the fifth (5th) Business Day after the later of (i) the expiration date of the Offer or (ii) the expiration of any Subsequent Offering Period; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (A) no provision of any applicable Law, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Authority of competent jurisdiction, shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) upon exercise of the Top-Up Option, the number of Shares owned by Parent or Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub constitutes one share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, and (C) upon exercise of the Top-Up Option, Purchaser covenants to cause the Closing to occur within two (2) Business Days after the issuance of the Top-Up Option Shares; and, provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable Law, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. If Merger Sub wishes to so exercise the Top-Up Option, Merger Sub shall give the Company written notice thereof specifying a place and time (which, subject to applicable Law and any required regulatory approvals, shall be at least two (2), but not more than five (5), Business Days after the date of delivery of such written notice) for the closing of such purchase. At such closing, (i) the purchase price in respect of the Top-Up Option Shares purchased upon such exercise of the Top-Up Option (which shall equal the product of (x) the number of Top-Up Option Shares being purchased pursuant to the Top-Up Option and (y) the Offer Price) shall be paid to the Company, at Merger Sub's election, either (A) in immediately available funds by wire transfer to an account designated by the Company or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Option Shares and by delivering Parent's unsecured, non-negotiable, non-transferable promissory note in the principal amount of the balance of such purchase price, which promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date thereof and may be prepaid in whole or in part without premium or penalty, and (ii) the Company shall deliver to Merger Sub a certificate or certificates representing the number of Top-Up Option Shares so purchased. Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an "accredited investor", as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

ARTICLE 2
THE MERGER

        Section 2.1    The Merger.    Subject to the terms and conditions of this Agreement and in compliance with the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time is sometimes referred to as the "Surviving Corporation" and (ii) the Company and Merger Sub are collectively referred to as the "Constituent Corporations".

        Section 2.2    Merger Closing.

        (a)   The Merger shall be consummated (the "Closing") at 10:00 a.m. (Eastern time) on a date to be specified by the parties, which shall be no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the "Closing Date").

        (b)   At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or a certificate of ownership and merger, as the case may be (in any such case, the "Certificate of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        Section 2.3    Effect of Merger; Organizational Documents; Directors and Officers.

        (a)   The Merger shall have the effects set forth in Section 259 of the DGCL.

        (b)   The certificate of incorporation of the Surviving Corporation shall at the Effective Time be amended in its entirety to read as set forth on Exhibit C, until thereafter amended as provided therein and under the DGCL. In addition, subject to Section 6.9 hereof, Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

        (c)   If requested by Parent prior to the Effective Time, the Company shall use reasonable best efforts to cause the directors of each of the Company Subsidiaries (or certain of the Company Subsidiaries as indicated by Parent) to tender their resignations as directors, effective as of the Effective Time, and to deliver to Parent written evidence of such resignations at the Effective Time.

        Section 2.4    Conversion of Merger Sub Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

        Section 2.5    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares the following shall occur:

        (a)   Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares to be canceled pursuant to Section 2.5(b) and (ii) any Appraisal Shares) shall at the Effective Time be canceled and converted automatically into the right to receive an amount in cash equal to the Offer Price (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.7, without interest.

        (b)   Each Share held in the treasury of the Company and each Share owned by Ultimate Parent, Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

        (c)   The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time; provided, however, the provisions of this Section 2.5(c) are not authority for the Company to take any action referenced in Section 5.1(b), and in the event of any conflict between the provisions of Section 5.1(b) and this Section 2.5(c), the provisions of Section 5.1(b) shall be controlling.

        Section 2.6    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Shares ("Appraisal Shares") pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive Merger Consideration as provided in Section 2.5(a), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.5(a). The Company shall promptly notify Parent in writing of any written demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.7(a) to pay for Shares that are instead paid fair value in an appraisal proceeding pursuant to Section 262 shall be returned to Parent upon demand.

        Section 2.7    Exchange of Certificates.

        (a)   Exchange Agent.    Prior to the Effective Time, Parent shall enter into an agreement with Computershare Trust Company, N.A. or another bank or trust company mutually acceptable to Parent and the Company (the "Exchange Agent"), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.7. Parent shall, or shall take all steps necessary to enable and cause the Merger Sub to, deposit with the Exchange Agent at or prior to the Effective Time, for the benefit of the holders of Shares outstanding immediately prior to the Effective Time, for payment by the Exchange Agent in accordance with this Article 2, the cash necessary to pay for the Shares converted into the right to receive Merger Consideration (the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available); provided, further, that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent's obligation under this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Exchange Agent will be payable to Parent or as Parent otherwise directs.

        (b)   Exchange Procedures.    As soon as reasonably practicable (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was a holder of record of Shares immediately prior to the Effective Time, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (i) the form of letter of transmittal for use in effecting the surrender of stock certificates that immediately prior to the Effective Time represented Shares (each, a "Certificate") or non-certificated Shares represented by Book-Entry ("Book-Entry Shares") (which transmittal letter shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be paid promptly in exchange therefor, and Parent shall cause the Exchange Agent to pay to such holder, the Merger Consideration in respect of the Shares previously represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.7 the Merger Consideration in respect of the Shares previously represented by such Certificate or Book-Entry Share. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book Entry Shares pursuant to the provisions of this Article 2.

        (c)   No Further Ownership Rights in Shares.    The Merger Consideration paid upon the surrender for exchange of Certificates and Book Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and Book Entry Shares. From and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

        (d)   Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article 2 shall thereafter only be entitled to receive from Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for payment of their claim for Merger Consideration.

        (e)   No Liability.    To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        (f)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

        (g)   Withholding Rights.    Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable Law. To the extent that amounts are so withheld by Parent, such amount shall be (i) paid to the appropriate Taxing Authorities and (ii) treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent.

        Section 2.8    Company Options; Restricted Stock; RSUs and ESPP.

        (a)   Each Option to purchase Company Common Stock granted under any Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become fully vested and be cancelled as of immediately following the Effective Time (without regard to the exercise price of such Option) in exchange for the right to receive at such time, in accordance with this Section 2.8, a lump sum cash payment in the amount of the Option Consideration, if any, with respect to such Company Stock Option.

        (b)   Each holder of an Option shall receive from the Surviving Corporation or Parent, in respect and in consideration of each Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than three (3) Business Days), an amount (net of applicable taxes) equal to the Option Consideration. In the event that the exercise price of any Option is equal to or greater than the Merger Consideration, such Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

        (c)   As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Options a letter describing the treatment of and payment for such

Options pursuant to this Section 2.8 and providing instructions for use in obtaining payment for such Options. Parent shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Options pursuant to this Section 2.8.

        (d)   Each share of Restricted Stock and each restricted stock unit granted pursuant to the Stock Plans outstanding immediately prior to the Effective Time shall be converted immediately prior to the Effective Time into a right to a restricted cash payment equal to the Merger Consideration for each such share. Such restrictions will lapse immediately following the Effective Time at which such time payment shall be made.

        (e)   If the Effective Time occurs on or before the "Exercise Date" relating to the applicable "Plan Period" in effect as of the date of this Agreement (as such terms are defined in the Company ESPP (as defined in this Section 2.8(e))), the Company Board shall, prior to such Effective Time, amend the Company ESPP to provide that each outstanding "Option" (as defined in the Company ESPP) will be exercised prior to the Effective Time on the Closing Date (or, if not practicable, on the Business Day immediately preceding the Closing Date). If the Effective Time occurs after the "Exercise Date" relating to the applicable "Plan Period" in effect as of the date of this Agreement, the Company Board shall not amend the Company ESPP as described in the immediately preceding sentence, but shall instead cancel each outstanding "Option" as of a date prior to the Closing Date and, as promptly as reasonably practicable following such cancellation, all payroll deductions pursuant to the Company ESPP shall be paid out to the participating employees under the Company ESPP. In any event, the Company Board shall terminate the Company ESPP prior to the Effective Time. As used in this Agreement, "Company ESPP" means the Company's 1996 Employee Stock Purchase Plan, as amended.

        Section 2.9    Further Action.    If at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation, or otherwise, to take, and shall take, all such lawful and necessary action.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as (a) disclosed in any Qualifying SEC Report (other than (i) any information that is contained solely in the "Risk Factors" section of such Qualifying SEC Reports, except to the extent such information in "Risk Factors" consists of factual historical statements, and (ii) any forward-looking statements contained in such Qualifying SEC Reports that are of a nature that they speculate about future developments) or (b) set forth on the disclosure letter (each section of which qualifies (i) the correspondingly numbered representation and warranty or covenant and (ii) other sections of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections) previously delivered by the Company to Parent (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Organization.

        (a)   Each of the Company and the Company Subsidiaries is a corporation or company limited by shares duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, except in the case of the Company Subsidiaries, where the failure of any such Company Subsidiaries to be in good standing, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except in the case of the Company Subsidiaries, where the failure of any such Company Subsidiaries to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries possesses all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses as now conducted (collectively, "Permits"), except for such Permits, the lack of which, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect.

        (b)   The copies of the certificate of incorporation and bylaws of the Company (the "Company Charter Documents") that are incorporated by reference as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2007 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The Company has delivered or made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Company Subsidiaries (the "Subsidiary Documents"), in each case, as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of the Company Subsidiaries is in violation of any of their respective provisions, except for such failures to be in full force and effect and such violations which, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect. The Company has made available to Parent complete copies of all material minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board and each committee of the Company Board between January 1, 2005 and March 12, 2008; provided that the Company shall not be obligated to make available to Parent any minutes for portions of any meetings that discuss the Transactions or any current or prior alternatives thereto considered by the Company Board or any such committee.

        Section 3.2    Capitalization.

        (a)   The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"). As of the close of business on April 7, 2008: (A) 326,704,024 shares of Company Common Stock were issued and outstanding, including in each case the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of April 5, 2001 between the Company and State Street Bank and Trust Company, N.A., as Rights Agent (the "Rights Agreement"); (B) no shares of Company Preferred Stock were issued or outstanding and 500,000 shares of Series A Junior Participating Company Preferred Stock were reserved for issuance upon exercise of the Rights under the Rights Agreement; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Options to purchase 21,718,903 Shares and 41,853,826 Shares were reserved for issuance under the Stock Plans (including upon exercise of the Options); and (E) there was outstanding $250,000,000 in aggregate principal amount of the Company's 2.25% Convertible Senior Notes due November 15, 2011 (the "Notes") convertible into 17,045,032 Shares (after giving effect to any adjustment relating to the Offer Price and assuming the Acceptance Time occurs on May 15, 2008) and such number of Shares were reserved for issuance upon conversion of the Notes. Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive or similar rights under any provision of the DGCL and the Company's certificate of incorporation or bylaws or any agreement to which the Company is a party or by which the Company is otherwise bound.

        (b)   Section 3.2 of the Company Disclosure Letter sets forth a complete and accurate list, as of the close of business on April 7, 2008, of all Stock Plans, indicating for each Stock Plan, as of such date, (i) the number of shares of Company Common Stock issued under such Stock Plan, (ii) the number of shares of Company Common Stock subject to outstanding options under such Stock Plan, (iii) the number of shares of Company Common Stock reserved for future issuance under such Stock Plan, (iv) the number of shares of Company Common Stock vested under such Stock Plan, (v) the number of shares of Company Common Stock unvested under such Stock Plan, (vi) the average exercise price of the outstanding options under such Stock Plan, (vii) the aggregate number of shares of Restricted Stock that are subject to repurchase by the Company pursuant to restricted stock or similar agreements with the Company, (viii) the number of shares of formerly Restricted Stock that are vested, (ix) the number of shares of Restricted Stock that are unvested and (x) the average repurchase price relating to the shares of Restricted Stock. The Company has made available to Parent complete and accurate copies of all (x) Stock Plans, (y) forms of stock option agreements evidencing Options and (z) forms of agreements evidencing shares of Restricted Stock.

        (c)   There are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Shares or the value of the Company or any part or division thereof.

        (d)   The Company has not, between April 7, 2008 and the date of this Agreement, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than as a result of any cashless exercise of any Option or the acquisition of any shares of Restricted Stock from employees of the Company or any Company Subsidiary whose employment has terminated with the Company or such Company Subsidiary. There are no outstanding contractual obligations of the Company to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company.

        (e)   Other than shares of Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, Rights and Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

        (f)    Except as described in this Section 3.2 or set forth in Section 3.2 of the Company Disclosure Letter, as of April 7, 2008, (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries, whether upon the exercise, exchange or conversion thereof or otherwise, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities or equity interests of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The Company has not, during the period from April 7, 2008 to the date of this Agreement, issued, granted, extended or entered into any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking of the type described in clause (ii) of this Section 3.2(f).

        (g)   The Compensation and Talent Committee of the Company's Board of Directors consists solely of independent directors (as defined in the Nasdaq Marketplace Rules) and has taken, at a duly convened meeting thereof, all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company or any Company Subsidiary with or to current or future directors, officers, or employees of the Company and the Company Subsidiaries, to ensure that all such agreements and arrangements satisfy the non-exclusive safe harbor provisions of Rule 14d-10(d)(2) of the Exchange Act. All Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of a Share on the date of grant and no Option has been extended, amended or repriced since the date of the grant, except for any such pricing, extensions, amendments or repricings that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        Section 3.3    Authorization; No Conflict.

        (a)   The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to the adoption of this Agreement by the Company's stockholders under the DGCL to the extent required by applicable Law in the case of the Merger, to carry out its obligations hereunder. Assuming the accuracy of the representations and warranties of Parent set forth in Section 4.7, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized and approved by the Company Board. Assuming the accuracy of the representations and warranties of Parent set forth in Section 4.7, no other corporate proceedings on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the Merger (to the extent required by the DGCL), for the adoption of this Agreement by the holders of a majority of the issued and outstanding Shares (the "Required Company Stockholder Vote"). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

        (b)   Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the Transactions will (i) result in a violation or breach of or conflict with the Company Charter Documents or the Subsidiary Documents, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to receipt of the Required Company Stockholder Vote (to the extent required by the DGCL) and obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c) below, violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority ("Judgment") or any statute, code, decree, law, ordinance, rule, regulation or order of any Governmental Authority ("Law"), in each case applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii), any such event or events that, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect.

        (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any United States Federal, state or local governmental or regulatory authority, court, body or instrumentality or any governmental or regulatory authority, court, body or instrumentality outside of the United States (each, a "Governmental Authority") is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company's execution and delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and any other applicable Antitrust Laws, (iii) the filing with the SEC of (A) the Offer Documents and Schedule 14D-9, (B) if necessary, a proxy statement in definitive form relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, as amended or supplemented from time to time, (the "Proxy Statement")) and compliance with other applicable requirements of the Exchange Act, (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the "Information Statement") in connection with the Offer and (D) such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of The Nasdaq Stock Market Inc. ("Nasdaq"), (v) compliance with the "blue sky" laws of various states and (vi) such other consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, would not reasonably be expected to prevent consummation of the Offer or the Merger.

        (d)   The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, has duly and unanimously adopted resolutions (i) declaring that this Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Offer and the Merger (such approval having been made in accordance with the DGCL, including for purposes of Section 203 thereof), (iii) approving and adopting an amendment to the Rights Agreement that has the effect of rendering the Rights inapplicable to this Agreement and the Transactions, including the Offer and the Merger, and (iv) recommending that the Company's stockholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and adopt this Agreement (such recommendation, the "Board Recommendation").

        Section 3.4    Subsidiaries.

        (a)   All of the Subsidiaries of the Company (each a "Company Subsidiary" and together, the "Company Subsidiaries") and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter. Other than the Company Subsidiaries, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person, other than securities held for investment by the Company or any of the Company Subsidiaries and consisting of less than 5% of the outstanding capital stock or other ownership interest of such Person.

        (b)   All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and the Company or a Company Subsidiary is the record and beneficial owner of such shares, securities or interests (other than directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company's designee), free and clear of any Liens or limitations on voting rights. All such shares of capital stock, equity securities and other ownership interests have been duly and validly issued and are fully paid and nonassessable. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments to which the

Company or any Company Subsidiary is a party or by which they are bound and that provide for the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary other than guarantees of bank obligations of Subsidiaries of the Company entered into in the Ordinary Course of Business.

        Section 3.5    SEC Reports and Financial Statements.

        (a)   Since January 1, 2005, the Company has filed with or furnished to the SEC all forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents required to be filed or furnished by the Company with or to the SEC. All such registration statements, forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (i) the Company SEC Reports filed prior to the date of this Agreement complied, and the Company SEC Reports to be filed after the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, (ii) none of such Company SEC Reports that is not a registration statement contained (or, in the case of Company SEC Reports to be filed after the date of this Agreement, will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Report filed subsequent to the date of this Agreement and prior to the consummation of the Offer will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2005 relating to the Company SEC Reports, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC Staff with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or investigation.

        (b)   The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the "Company Financial Statements") of the Company contained or to be contained in the Company SEC Reports complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in conformity with United States generally accepted accounting principles ("GAAP") (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present or will present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments). Except as disclosed in the Company Financial Statements as of and for the period ended December 31, 2007 or included in the Company SEC Reports filed after that date and prior to the date of this Agreement, the Company and the Company Subsidiaries do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries other than liabilities that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        (c)   Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including, any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the results, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company SEC Reports.

        (d)   The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 21, 2003 was accompanied by the certifications required to be filed or submitted by the Company's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

        (e)   The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company and the Company Subsidiaries, taken as a whole, is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

        (f)    To the Knowledge of the Company, the Company and the Company Subsidiaries have not violated the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the "FCPA"), except for any such violations that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect. The Company has disclosed to Parent all internal investigations and, to the Knowledge of the Company, all external, governmental or other regulatory investigations, in each case regarding any action or any allegation of any action prohibited by the FCPA, except for any such investigations that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        Section 3.6    Absence of Material Adverse Changes, etc.    Since December 31, 2007, there has not been or occurred any event, change, occurrence or development of a state of facts that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect. From December 31, 2007 until the date of this Agreement, except as contemplated hereby, (a) the business of the Company and the Company Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (b) there has not been any action or event that would have required the consent of Parent under Section 5.1 of this Agreement (other than paragraphs (b)(vii), (viii) and (xiii) of Section 5.1) had such action or event occurred after the date of this Agreement.

        Section 3.7    Litigation.    There are no suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party, or, to the Knowledge of the Company, that materially affects the business or assets of the Company or any of the

Company Subsidiaries, except where such suits, actions, claims, proceedings or investigations, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect. There are no material Judgments outstanding (or, to the Knowledge of the Company, threatened to be imposed) against the Company or any of the Company Subsidiaries, except for any such threatened Judgments that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        Section 3.8    Information Supplied.    The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents, on the date the Offer Documents are first published, sent or given to holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading. If at any time prior to the Acceptance Time any fact or event relating to the Company or any of its Affiliates should be discovered by the Company that should be set forth in a supplement to the Offer Documents, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.

        Section 3.9    Broker's or Finder's Fees.    Except as disclosed in Section 3.9 of the Company Disclosure Letter, no agent, broker, investment banker, or similar Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company's or any Company Subsidiary's authority is or will be entitled to any advisory, commission or broker's or finder's fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with any of the Transactions. The Company has heretofore made available to Parent a complete and correct copy of the Company's engagement letter with each of the parties listed in Section 3.9 of the Company Disclosure Letter, which letters describe all fees payable to such Persons in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of such Persons.

        Section 3.10    Employee Plans.

        (a)   Section 3.10(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving material direct or indirect compensation involving more than one person, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of the Company Subsidiaries or an ERISA Affiliate; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of Parent.

        (b)   With respect to each Company Employee Plan, the Company has made available to Parent a complete and accurate copy of (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists, (iv) the most recent determination letter (or, if applicable, advisory or opinion letter) from the IRS, if any, and (v) all material notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Authority, if any, relating to such Company Employee Plan.

        (c)   Each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms.

        (d)   With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

        (e)   All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

        (f)    None of the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

        (g)   Neither the Company nor any of the Company Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of the Company Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of the Company Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of the Company Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

        (h)   None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

        (i)    To the Knowledge of the Company, (i) each Company Employee Benefit Plan has been operated in reasonable good faith compliance with the applicable provisions of Section 409A of the Code, and (ii) no benefit provided under such Company Employee Benefit Plan will trigger any reportable transaction under Section 409A of the Code, except, in the case of either clause (i) or (ii) above, for any noncompliance or any reportable transaction that, individually or the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        Section 3.11    Opinion of Financial Advisor.    The Company Board has received from Goldman, Sachs & Co. (the "Company Financial Advisor") an opinion (the "Fairness Opinion") dated the date of this Agreement to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the $25.00 per share to be received by the holders of Company Common Stock pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their affiliates). A signed copy of the Fairness Opinion will be provided (solely for informational purposes) by the Company to Parent promptly following the receipt thereof by the Company from the Company Financial Advisor.

        Section 3.12    Taxes.

        (a)   The Company and each of the Company Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has paid on a timely basis all Taxes due and owing (whether or not shown to be due on any such Tax Returns), except for any failures to so pay that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes (other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings), except for any Liens that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect. The Company and each Company Subsidiary has made payments of estimated Taxes sufficient in amount to avoid under applicable Law any underpayment penalties or interest, except for any failure to make any payments that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        (b)   The Company has made available to Parent correct and complete copies of all income Tax Returns and any associated examination reports and statements of deficiencies assessed against or agreed to by the Company or any of the Company Subsidiaries since January 1, 2003. The income Tax Returns of the Company and each of the Company Subsidiaries either have been audited by the Internal Revenue Service (the "IRS") or other relevant Taxing Authority or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.12(b) of the Company Disclosure Letter. No examination or audit of any Tax Return of the Company or any of the Company Subsidiaries by any Taxing Authority is currently in progress or, to the Company's Knowledge, has been threatened, and which has had or is reasonably likely to have a Company Material Adverse Effect.

        (c)   Neither the Company nor any Company Subsidiary has ever been a party to a "reportable transaction" within the meaning of United States Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local or foreign Law.

        (d)   Neither the Company nor any of the Company Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an "excess parachute payment" under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

        (e)   Neither the Company nor any Company Subsidiary has been included in any "consolidated", "unitary" or "combined" Tax Return provided for under the Law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or any Company Subsidiary are the only members).

        (f)    Neither the Company nor any Company Subsidiary has applied for and/or received a ruling or determination from a Tax Authority regarding a past or prospective transaction of the Company or any Company Subsidiary, except for any rulings or determinations that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        (g)   No claim has been made by a Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction, except for any claims that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        (h)   Neither the Company nor any Company Subsidiary has been a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (i)    Neither the Company nor any Company Subsidiary has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or corresponding Tax Laws of any Tax Authority, except for any accounting changes that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        (j)    Since December 31, 2007, the Company and each Company Subsidiary has only incurred liabilities for Taxes arising in the Ordinary Course of Business, except for any liabilities that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        (k)   Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Transactions.

        (l)    Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code, except for any payment or lack of deductibility that, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect.

        (m)  As of the date of this Agreement, the Company has no Knowledge of (i) ownership of the Company Common Stock by any Person that is inconsistent with any Schedule 13D or 13G filings made by such Person with the SEC, (ii) ownership of at least five percent (5%) of the Company Common Stock at any time after May 6, 1996, by any Person who did not report such ownership in a Schedule 13D or 13G filed by such Person with the SEC, (iii) ownership of at least five percent (5%) of the Company Common Stock at any time after May 6, 1996, by Zazove Associates LLC or any Affiliate thereof, Oppenheimer Funds, Inc., or any Affiliate thereof, or any prior or current owner of the Company's convertible indebtedness. For the purposes of this Section 3.12(m), the term "Knowledge" of the Company includes the "actual knowledge", as such term is defined in Section 382 of the Code, of the Company's officers, management employees and members of the Company Board.

        Section 3.13    Environmental Matters.

        (a)   Except as has not had and would not reasonably be likely to have, individually or the aggregate, a Company Material Adverse Effect:

          (i)    The Company and the Company Subsidiaries are and have for the past five (5) years been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, notices, approvals and authorizations, if any, required under Environmental Laws in connection with the operation of the Company's and any Company Subsidiary's businesses or leased real property.

          (ii)   There are no pending or, to the Knowledge of the Company, threatened, demands, claims, investigations, proceedings, information requests, or notices against the Company or any Company Subsidiary or, to the Knowledge of the Company, any property currently or formerly leased by the Company or any Company Subsidiary alleging non-compliance with or liability under any Environmental Law.

          (iii)  To the Knowledge of the Company, there are no conditions associated with the Company or any Company Subsidiary or its operations or any real property currently or formerly leased or operated by the Company or any Company Subsidiary or any other property, including any property to which the Company or any Company Subsidiary or any person working at the request or direction of the Company or any Company Subsidiary has arranged for the disposal or treatment of Hazardous Substances, which would reasonably be expected to give rise to any violation of any Environmental Laws or result in the Company or any Company Subsidiary incurring Environmental Liabilities.

          (iv)  Neither the Company nor any Company Subsidiary has assumed by contract or other binding agreement or by operation of Law any liabilities of a third party arising under or pursuant to any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any liabilities arising under or pursuant to any Environmental Law.

        (b)   The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, Parent specifically acknowledges that the representations and warranties contained in Section 3.1(a), Section 3.14 and Section 3.20 do not relate to environmental matters.

        Section 3.14    Compliance With Laws.

        (a)   The Company and each of the Company Subsidiaries is in compliance with, and is not in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        (b)   Each of the products of the Company and the Company Subsidiaries that is currently being sold by or on behalf of the Company or any of the Company Subsidiaries, and each of the product candidates that is currently being developed by the Company or any of the Company Subsidiaries, is being, and at all times has been, developed, tested, manufactured and stored, as applicable, in compliance with (i) the Federal Food, Drug and Cosmetic Act (the "FDA Act") and applicable regulations issued and guidances by the FDA, including those requirements relating to good manufacturing practice, good laboratory practice and good clinical practice, (ii) all United States Laws regarding promotional practices and (iii) any equivalent Laws of any applicable foreign jurisdiction, in each case under clauses (i), (ii) and (iii), except where the failure to so comply, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect.

        (c)   The Company has made available to Parent as of the date hereof complete and correct copies of each New Drug Application, each Investigational New Drug Application and each Biologic License Application filed with respect to the Company's VELCADE product or any product candidate of the Company or any of the Company Subsidiaries currently being developed by the Company or any of the Company Subsidiaries, including all supplements and amendments thereto.

        (d)   To the Company's Knowledge, the clinical trials (including any post-marketing studies) conducted by the Company or the Company Subsidiaries (which, for the avoidance of doubt, shall not include investigator-sponsored or cooperative group trials) were, and if still pending, are, being conducted in all material respects in accordance with all clinical protocols, informed consents and applicable requirements of the FDA and equivalent regulatory authorities in the European Union or, except as, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect, any other applicable foreign jurisdiction, including, good clinical practice and good laboratory practice regulations.

        (e)   None of the Company and the Company Subsidiaries is subject to any investigation that is pending and of which the Company has been notified or, to the Company's Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Federal False Claims Act (31 U.S.C. Section 3729), the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. Section 3801 et. seq.), including the regulations promulgated thereunder (collectively "HIPAA"), or the FDA Act, (iii) any State Attorney General pursuant to any equivalent state statute, or (iv) any equivalent Governmental Authority pursuant to any Laws of the European Union or, except as, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect, any other applicable foreign jurisdiction.

        (f)    To the Company's Knowledge, neither the Company nor any of the Company Subsidiaries has submitted any claim to any payment program in connection with any referrals that violated in any material respect any applicable self-referral Law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the "Stark Law"), or any applicable state self-referral law.

        (g)   To the Company's Knowledge, neither the Company nor any of the Company Subsidiaries has submitted any claim for payment to, or caused any claim to be filed relating to, any payment program in violation of any Laws relating to false claims, anti-kickback or fraud, including the Federal False Claim Act, 31 U.S.C. § 3729, the Federal Healthcare Program Anti-Kickback Statute, 42 U.S.C. Section 1320a-7b(b), or any applicable state false claim or fraud law, except for any such violations that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        (h)   Neither the Company nor any of the Company Subsidiaries has failed to comply with any applicable security and privacy standards regarding protected health information under HIPAA, or any applicable state privacy Laws, except for any such failures to comply that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        Section 3.15    Intellectual Property.

        (a)   To the Company's Knowledge, the Company and the Company Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, trade names, domain names, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

        (b)   The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company or the Company Subsidiaries that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (the "Company Intellectual Property"), or (ii) any license, sublicense and other agreement as to which the Company or any of the Company Subsidiaries is a party and pursuant to which the Company or any of the Company Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs.

        (c)   To the Company's Knowledge, all patents and registrations for trademarks, service marks and copyrights included in the Company Intellectual Property are subsisting and have not expired, have not been held invalid or unenforceable and have not been cancelled.

        (d)   To the Company's Knowledge, the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate or constitute a misappropriation of any valid Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect, it being agreed that the foregoing limitation shall not be deemed for any purpose to constitute an admission of any infringement, violation, misappropriation or validity of any Intellectual Property of any third party. Since July 1, 2005, neither the Company nor any of the Company Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation, except for any such alleged infringement, violation or misappropriation that, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect, or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property.

        (e)   To the Company's Knowledge, (i) none of the Company Intellectual Property has expired, been cancelled or abandoned, and (ii) all maintenance and renewal fees necessary to preserve the material rights of the Company and the Company Subsidiaries in connection with such Company Intellectual Property have been paid.

        (f)    To the Company's Knowledge, the Company and the Company Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential.

        (g)   To the Company's Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

        Section 3.16    Employment Matters.    Neither the Company nor any of the Company Subsidiaries is the subject of any proceeding asserting that the Company or any of the Company Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect. There are no pending or, to the Company's Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is party to any collective bargaining agreement with any labor union.

        Section 3.17    Insurance.    Section 3.17 of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of all insurance policies (including information on the scope and amount of the coverage provided thereunder) maintained by the Company or any of the Company Subsidiaries and material to the business of the Company and the Company Subsidiaries, taken as a whole (the "Policies"). As of the date of this Agreement (a) the Policies are in full force and effect and (b) no notice of cancellation or termination has been received by the Company with respect to any of the Policies, except for such failures to be in full force and effect or cancellations or terminations that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        Section 3.18    Material Contracts.

        (a)   The Company has provided or made available to Parent a true and correct copy of each Company Material Contract in effect as of the date of this Agreement, each of which is listed in Section 3.18(a) of the Disclosure Letter or listed as an exhibit to the Company SEC Reports. As used in this Agreement, "Company Material Contract" means (i) any agreement, contract or commitment in connection with which or pursuant to which the Company or the Company Subsidiaries is reasonably likely to spend or receive, in the aggregate, more than $5,000,000 with respect to any such agreement, contract or commitment during 2008 or 2009, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of the Company Subsidiaries from freely engaging in business anywhere in the world and (iii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and the Company Subsidiaries.

        (b)   Each Company Material Contract is binding and enforceable on the Company or the applicable Company Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect except to the extent it has previously expired in accordance with its terms, and except where the failure to be binding, enforceable or in full force and effect, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries nor, to the Company's Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

        (c)   Neither the Company nor any of the Company Subsidiaries has entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

        Section 3.19    Rights Agreement.    The Company has duly entered into an amendment to the Rights Agreement in the form attached hereto as Exhibit D, a signed copy of which has been made available to Parent.

        Section 3.20    Real Property.

        (a)   Neither the Company nor any Company Subsidiary owns a fee interest in any real property, nor has the Company or any Company Subsidiary ever owned a fee interest in any real property.

        (b)   Section 3.20(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of the Company Subsidiaries and material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (collectively "Company Leases"), and the location of the premises leased, subleased or licensed pursuant to such Company Leases. The Company, or any of the Company Subsidiaries, holds a valid leasehold interest in each Company Lease except for any invalidity that, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect. No party has a right to occupy any of the premises subject to a Company Lease except for the Company or any of the Company Subsidiaries. As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body, with respect to any Company Lease that, individually or in the aggregate, have had and would reasonably be likely to have a Company Material Adverse Effect.

        Section 3.21    Section 203 of the DGCL.    Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.7, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Offer, the Merger or the Transactions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

        Section 4.1    Organization.    Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite corporate power and authority and possesses all licenses, franchises, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such licenses, franchises, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be likely to have a Parent Material Adverse Effect.

        Section 4.2    Merger Sub.    Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        Section 4.3    Authorization; No Conflict.

        (a)   Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement, to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement, no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock of

Parent) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (b)   The respective Board of Directors of each of Parent and Merger Sub has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of each such board, and not subsequently rescinded or modified in any way, approved and declared the advisability of this Agreement, the Offer, the Merger and the other Transactions.

        (c)   Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent or Merger Sub, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(d) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in items (i), (ii) or (iii) that, individually or in the aggregate, have not had and would not reasonably be likely to have a Parent Material Adverse Effect. The copies of the certificate of incorporation and bylaws of Merger Sub that have been provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

        (d)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent's or Merger Sub's execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with the HSR Act and any applicable foreign Antitrust Laws, (iii) the filing with the SEC of the Offer Documents and such reports under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of Nasdaq, (v) compliance with the "blue sky" laws of various states, and (vi) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be likely to have a Parent Material Adverse Effect.

        Section 4.4    Information Supplied.    None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement (if any) will, at the date it is first mailed to the holders of Shares or at the time of the

Company Stockholders Meeting (if such a meeting is held), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

        Section 4.5    Availability of Funds.    Parent has available and will have available through the expiration of the Offer and the Effective Time, cash and cash equivalents sufficient to accept for payment and pay for all of the Shares pursuant to the Offer and consummate the Merger and the other Transactions.

        Section 4.6    Broker's or Finder's Fees.    Except for UBS Securities LLC, no agent, broker, investment banker, or similar Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent's, Merger Sub's or any Parent Subsidiary's authority is or will be entitled to any advisory, commission or broker's or finder's fee or similar fee or commission from any of the parties hereto in connection with any of the Transactions.

        Section 4.7    Ownership of Company Common Stock.    None of Parent or any of Parent's "Affiliates" or "Associates" directly or indirectly "owns," and at all times during the three-year period prior to the date of this Agreement, none of Parent or any of Parent's "Affiliates" or "Associates" directly or indirectly has "owned," beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

        Section 4.8    Absence of Litigation.    There are no suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations pending or, to the Knowledge of Parent, threatened, to which Parent or Merger Sub is a party, or, to the Knowledge of Parent, that materially affects the assets of Parent or Merger Sub, except, individually or in the aggregate, as have not had and would not reasonably be likely to have a Parent Material Adverse Effect. None of Parent or its Subsidiaries is subject to any Judgments that, individually or in the aggregate, have had or would reasonably be likely to have a Parent Material Adverse Effect.

        Section 4.9    Other Agreements or Understandings.    Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any Affiliate of Parent, on the one hand, and any member of the board of directors or management of the Company.

        Section 4.10    No Additional Representations.

        (a)   Parent and Merger Sub each acknowledges and agrees that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries which it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business and assets of the Company and the Company Subsidiaries.

        (b)   Parent and Merger Sub each acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company and the Company Subsidiaries furnished or made available to Parent or Merger Sub and their representatives except as expressly set forth in this Agreement (which includes the Company Disclosure Letter and the Company SEC Reports), and neither the Company nor any other Person shall be subject to any liability or indemnification obligation to Parent, Merger

Sub or any other Person resulting from the Company's making available to Parent or Merger Sub or Parent's or Merger Sub's use of such information, or any information, documents or material made available to Parent or Merger Sub in the due diligence materials provided to Parent or Merger Sub, including in the "data room," management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to any financial projection or forecast relating to the Company or any of the Company's Subsidiaries.

ARTICLE 5
CONDUCT OF BUSINESS

        Section 5.1    Conduct of Business by the Company Pending the Acceptance Time.    The Company covenants and agrees that during the period commencing on the date of this Agreement and ending at the Acceptance Time or such earlier date as this Agreement may be terminated in accordance with its terms (the "Pre-Closing Period"), unless in the case of each of Sections 5.1(a) and 5.1(b) below, (1) Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (2) such action is expressly permitted or required pursuant to this Agreement (including Section 5.1 of the Company Disclosure Letter):

        (a)   The Company and the Company Subsidiaries shall use their respective reasonable best efforts to (i) conduct their business in the Ordinary Course of Business and (ii) maintain and preserve intact the material aspects of their respective business organizations, to maintain their significant beneficial business relationships with material suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them, to retain the services of their present officers and key employees and to comply in all material respects with all applicable Laws and the requirements of all Material Contracts.

        (b)   Without limiting the generality of the foregoing Section 5.1(a), but subject to the limitations and qualifications set forth in the introduction to this Section 5.1, the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

          (i)    other than in Ordinary Course of Business, purchase or otherwise acquire, sell, lease, transfer or dispose of or encumber in any material respect any assets of the Company and the Company Subsidiaries that are material to the Company and the Company Subsidiaries taken as a whole;

          (ii)   acquire by merging or consolidating with or by purchasing all or a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof that, in any such case, would be material in the aggregate to the Company and the Company Subsidiaries, taken as a whole;

          (iii)  amend or publicly propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective charter and other constitutional documents;

          (iv)  declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

          (v)   purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than (A) from holders of Options in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of Options to the extent required or permitted under the terms of such Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of the Company Subsidiaries;

          (vi)  split, combine, subdivide or reclassify its outstanding securities;

         (vii)  except as provided in clause (ix) below, and except for Shares issuable upon the exercise or conversion of Options outstanding on the date of this Agreement or upon the conversion of the Notes, exercise of the Top-Up Option, the vesting of Restricted Stock awards and restricted stock units granted prior to the execution of this Agreement, or pursuant to the Company ESPP or the Rights Agreement (other than with respect to Parent's and Merger Sub's participation in the Transactions), issue, sell, grant, dispose of, pledge or otherwise encumber or authorize, publicly propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants, calls, commitments or rights or any other agreements to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any voting securities or equity interests or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of this Agreement;

        (viii)  incur any indebtedness for borrowed money (other than trade payables) or guarantee any such indebtedness (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business) or enter into a "make well" or similar agreement or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiaries;

          (ix)  except as required by Law or agreements, plans or arrangements existing on the date hereof, (A) grant or increase any severance or termination pay to any current or former director, officer, employee, agent or consultant of the Company or any Company Subsidiary, except in the Ordinary Course of Business in the case of employees, agents or consultants who are not directors or executive officers of the Company, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, officer, employee, agent or consultant of the Company or any Company Subsidiary, except in the Ordinary Course of Business and only if such agreement is terminable on 60 days' or less notice without either a penalty or a termination payment, (C) increase in any material respect the benefits payable under any existing severance or termination pay policies or employment agreements, except in the Ordinary Course of Business, (D) increase the compensation, bonus or other benefits of any current or former director, officer, employee, agent or consultant of the Company or any Company Subsidiary, except for annual increases in salary of non-officer employees made in the Ordinary Course of Business, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, officer, employee, agent or consultant of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, except in the Ordinary Course of Business, and except in the case of employees who are not executive officers of the Company for (x) cash bonus awards for up to $5,975,000 in the aggregate (with not more than $2,850,000 in cash bonus awards granted prior to July 15, 2008) and $750,000 for any individual, to new hires and newly promoted employees, which awards may be subject to vesting restrictions, or (y) the grant of "Options" (as defined in the Company ESPP) pursuant to the Company ESPP, provided that any such "Options" granted after the date hereof shall be subject to Section 2.8(e);

           (x)  (A) change or rescind any material Tax election, settle or compromise any material Tax liability or amend any material Tax return, or make any material changes in its reporting for Taxes or accounting methods, principles or practices (or change an annual accounting period or the Company's fiscal year) other than as required by GAAP or applicable Law; (B) make any material change to its method of reporting income, deductions, or other Tax items for Tax purposes; (C) enter into any transaction outside the Ordinary Course of Business with any Person who the Company has Knowledge is an Affiliate of the Company if the Company has Knowledge that such transaction would give rise to any material Tax liability; or (D) waive any statute of limitations in respect of material Taxes or right to any extension of time with respect to a material Tax assessment or deficiency;

          (xi)  settle or compromise any litigation or other legal proceedings material to the Company and the Company Subsidiaries taken as a whole, other than any settlement or compromise where the amount paid or to be paid by the Company or any Company Subsidiary (A) is covered by insurance coverage maintained by the Company or a Company Subsidiary, (B) is less than or equal to the amount reserved therefor or reflected on the balance sheet included in the Company Financial Statements, (C) is less than or equal to $1,000,000 individually or $2,000,000 in the aggregate, or (D) is comprised of any combination of the foregoing;

         (xii)  make or commit to make capital expenditures in excess of $2,000,000 in the aggregate for the Company and the Company Subsidiaries, taken as a whole, other than as included in the Company's budget for capital expenditures previously made available to Parent;

        (xiii)  enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or upon completion of the Transactions, Ultimate Parent, Parent, Merger Sub or any of their respective Subsidiaries, from engaging or competing in any line of business or in any geographic area material to either the Company and the Company Subsidiaries, taken as a whole, or, upon completion of the Transactions, Ultimate Parent, Parent, Merger Sub and their respective Subsidiaries, taken as a whole;

        (xiv)  enter into any material lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or materially modify, materially amend, terminate or fail to exercise any right to renew any Company Lease;

         (xv)  except as required by applicable Law, amend, modify or terminate any Material Contract, or knowingly waive, release or assign any rights, claims or benefits under any Material Contract, which amendment, modification, termination, waiver, release or assignment would be material to the Company and the Company Subsidiaries, taken as a whole, or enter into any new Contract that, if entered into prior to the date of this Agreement, would constitute a Material Contract;

        (xvi)  engage in any material business activity outside of the biotechnology or pharmaceutical industries;

       (xvii)  fail to use reasonable best efforts to maintain existing insurance policies or comparable replacement policies, in each case to the extent available for a reasonable cost;

      (xviii)  take any action that would cause any employment compensation, severance or other employee benefit arrangement to which the Company or any Company Subsidiary is a party, or payments made or to be made or benefits granted or to be granted by the Company or any Company Subsidiary according to such an arrangement, to fail to satisfy the requirements of the non-exclusive safe harbor in Rule 14d-10(d)(2) under the Exchange Act; or

        (xix)  agree or commit to take any of the actions precluded by Section 5.1(b).

        Section 5.2    Conduct of Business by Parent and Merger Sub Pending the Merger.    Ultimate Parent, Parent and Merger Sub agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action, provided that nothing in this Section 5.2 shall preclude Ultimate

Parent, Parent or Merger Sub from exercising any rights under this Agreement, including the right to terminate this Agreement in accordance with the provisions of Section 8.1.

ARTICLE 6
ADDITIONAL AGREEMENTS

        Section 6.1    Preparation of Proxy Statement; Stockholders Meetings.

        (a)   If the adoption of this Agreement by the holders of Shares is required by Law, the Company shall, at Parent's request, as soon as practicable following the Acceptance Time, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement if a Company Stockholders Meeting is required prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement if a Company Stockholders Meeting is required, and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. If at any time prior to receipt of the Required Company Stockholder Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall use its reasonable best efforts to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares as promptly as practicable after filing with the SEC and resolution of any comments thereon from the SEC or its staff.

        (b)   If the adoption of this Agreement by the holders of Shares is required by Law, the Company, acting through the Company Board, shall at Parent's request, as soon as practicable following the Acceptance Time, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Required Company Stockholder Vote. Subject to Section 6.8, (i) the Company Board shall recommend adoption of this Agreement (the "Company Voting Proposal") by the stockholders of the Company and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company's stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.8, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Required Company Stockholder Vote and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of Nasdaq or the DGCL to obtain such approvals. Without limiting the generality of the foregoing, the Company's obligations under Section 6.1(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification of the Company Board of its approval or recommendation of this Agreement, the Offer or the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders, (B) if as of the time for which the Company Stockholder's Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, or (C) for the purpose of soliciting additional proxies. Notwithstanding the foregoing, if Ultimate Parent, Parent, Merger Sub and any other Ultimate Parent or Parent subsidiary shall collectively acquire at least 90% of the outstanding Shares, Parent and Merger Sub shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable (and in any event within five (5) Business Days) after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

        (c)   At the Company Stockholders Meeting, if the same is required, Parent shall cause all Shares purchased pursuant to the Offer and all other Shares beneficially owned by Ultimate Parent, Parent, Merger Sub or any Ultimate Parent or Parent Subsidiary to be present so as to be counted for quorum purposes and voted in favor of the adoption of this Agreement.

        Section 6.2    Employee Benefits Matters.

        (a)   From and after the Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor all Company Employee Plans and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the Acceptance Time. For a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and the Company Subsidiaries ("Company Employees") (i) a base salary, annual bonus and commission opportunity no less favorable than provided to such employees immediately before the Effective Time and (ii) employee benefits (excluding equity and equity based compensation) that are substantially comparable, in the aggregate, to the benefits provided to such employees immediately before the Effective Time.

        (b)   For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and the Company Subsidiaries providing benefits to any Company Employees after the Effective Time (the "New Plans"), each Company Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to the Company Employee Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the "Old Plans"), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or the Company Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

        (c)   If any Company Employee (who is not otherwise a party to an Employment Agreement) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company's severance practices (the "Company Severance Practices"), Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the

Surviving Corporation that are equal to the severance benefits that would have been paid under the Company Severance Practices as in existence on the date of this Agreement, a copy of (or summary of or guidelines of) each of which has been made available to Parent.

        (d)   Parent shall cause the Surviving Corporation to pay to Company Employees bonus payments under the Company's 2008 Success Sharing Bonus Plan as set forth in Section 6.2(d) of the Company Disclosure Letter.

        Section 6.3    Antitrust Filings.

        (a)   The Company, Parent and Merger Sub shall each, as promptly as practicable after the date of this Agreement, file or cause to be filed with the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "DOJ") and any comparable foreign antitrust or competition authority any notifications required to be filed under the HSR Act or comparable foreign Antitrust Laws with respect to the Transactions, including the Federal Republic of Germany and the Republic of Austria.

        (b)   Subject to the terms hereof, Ultimate Parent, Parent, Merger Sub and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts (i) to obtain any government clearances or approvals required for Closing under the HSR Act and other applicable Antitrust Laws, (ii) to respond to any government requests for information under any Antitrust Law, (iii) to contest and resist any action, including any legislative, administrative or judicial action, and (iv) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other Transaction under any Antitrust Law.

        (c)   The parties agree not to extend directly or indirectly any waiting period under the HSR Act or any applicable foreign Antitrust Law or enter into any agreement with a Governmental Authority to delay or not to consummate the Offer, the Merger and the other Transactions, except with the prior written consent of the other parties hereto. Each of Parent and Merger Sub and the Company shall (i) promptly notify the other party of any written communication to that party from any Governmental Authority with respect to the HSR Act or any other Antitrust Law and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party's reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Offer, the Merger or the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Offer, the Merger and the other Transactions.

        Section 6.4    Public Statements.    Subject to Section 6.8, the Company and Parent shall use reasonable best efforts to consult with each other prior to issuing, and to provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions, except as may be required by Law or any listing agreement with a national securities exchange or trading market; provided, however, that these restrictions shall not apply to any Company communications regarding either (a) a Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, or (b) a Company Adverse Recommendation Change. The parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly upon execution and delivery of this Agreement.

        Section 6.5    Standard of Efforts.    Except as otherwise specified herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken (and Parent shall cause Merger Sub to take or cause to be taken), all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) obtaining all consents, approvals, authorizations and actions or nonactions required for the consummation by the parties hereto of the Offer, the Merger and the other Transactions (including any required or recommended filings under applicable Antitrust Laws), (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

        Section 6.6    Notification of Certain Matters.    Prior to the Acceptance Time, the Company shall provide prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall provide prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Acceptance Time, or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

        Section 6.7    Access to Information; Confidentiality.

        (a)   During the Pre-Closing Period, the Company shall afford, and shall cause the Company Subsidiaries and the officers, directors and employees of the Company and the Company Subsidiaries to afford, the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours upon reasonable written notice and in a manner that does not unreasonably disrupt or interfere with business operations, to the Company's and the Company Subsidiaries' officers, employees, properties, facilities, books, records, correspondence (in each case, whether in physical or electronic form), contracts and other assets as Parent shall reasonably request, and shall promptly furnish Parent and Merger Sub (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including "comment letters") received by the Company from the SEC concerning compliance with securities laws with respect to matters unrelated to the Transactions and (ii) all other information concerning its and the Company Subsidiaries' business, properties and personnel, in each case (A) as Parent through its officers, employees or agents may reasonably request, (B) that are in the possession, custody or control of the Company or any Company Subsidiary, and (C) the disclosure of which would not violate any Law, cause to be waived the attorney-client privilege or other similar privilege with respect to any material matter (provided that such privilege cannot in the Company's good faith judgment be reasonably sufficiently protected using a joint defense or other similar agreement), result in the disclosure of any trade secrets of third parties or violate any obligation of the Company or any Company Subsidiary with respect to confidentiality. Parent, Merger Sub and their respective officers, employees and agents will hold any such information that is non-public in confidence in accordance with the Confidentiality Agreement. No additional investigations or disclosures shall affect the Company's representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

        (b)   Until the Effective Time, the provisions of the Confidentiality Agreement dated February 20, 2008 between Parent and the Company (the "Confidentiality Agreement") shall remain in full force and effect in accordance with its terms.

        Section 6.8    No Solicitation.

        (a)   The Company and the Company Subsidiaries shall, and shall cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, (i) immediately cease and cause to be terminated any discussions or negotiations that commenced prior to the date of this Agreement with respect to a Takeover Proposal and (ii) promptly request that all such Persons with whom the Company had discussions or negotiations regarding a Takeover Proposal during the prior year return or destroy all copies of confidential information previously provided to such parties by the Company, the Company Subsidiaries or Representatives to the extent any confidentiality agreement with such Person so provides or allows. Nothing in this Section 6.8(a) shall in any way limit or modify any of the Company's rights under the other provisions of this Section 6.8.

        (b)   Except as set forth in this Section 6.8, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the Company Subsidiaries and their respective Representatives not to, nor shall it authorize or permit any Representative to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Takeover Proposal, (ii) enter into any agreement, agreement-in-principle or letter of intent providing for or accept any Takeover Proposal, or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Takeover Proposal; provided, however, that (A) the Company may refer any third party to this Section 6.8 and (B) if in response to a bona fide written Takeover Proposal made after the date of this Agreement that did not result from a material breach of this Section 6.8, and subject to compliance with Section 6.8(c), the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then the Company may at any time prior to the Acceptance Time (but in no event after such time) do any or all of the following: (X) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives, but only pursuant to a confidentiality agreement not materially less restrictive with respect to confidentiality of the other party than the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of Section 6.8(c)), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) concurrently with its delivery to such Person, the Company delivers or makes available to Parent all such information not previously provided to Parent; (Y) participate or engage in discussions or negotiations (including the solicitation of revised Takeover Proposals) with such Person and its Representatives and its potential financing sources regarding such Takeover Proposal or (Z) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any such Person. The Company shall be deemed to be in breach of the provisions of this Section 6.8 upon the breach of any such provisions by the Company Subsidiaries or the Company's Representatives.

        (c)   The Company shall as promptly as practicable, and in no event later than the earliest to occur of (i) one (1) Business Day after receipt, (ii) 48 hours after receipt and (iii) 24 hours after actual receipt by any of the individuals listed in Section 6.8(c) of the Company Disclosure Letter, advise Parent orally and in writing of the Company's receipt of any written Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such Takeover Proposal and the material terms and conditions of such Takeover Proposal (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Takeover Proposal), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such Takeover Proposal (and the Company shall provide or make available to Parent copies of any additional material documents regarding such Takeover Proposal received by the Company from the Person making such Takeover Proposal or such Person's Representatives).

        (d)   Except as set forth in this Section 6.8, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, the Board Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (it being understood that taking a neutral position or no position with respect to any Takeover Proposal that is a tender offer after ten (10) Business Days after the commencement of such tender offer shall be considered an adverse modification) (any action described in clause (i) or (ii) being referred to as a "Company Adverse Recommendation Change"). Notwithstanding anything to the contrary set forth in this Agreement, the Company or the Company Board may, prior to the Acceptance Time (A) withdraw or modify, or publicly propose to withdraw or modify, the Board Recommendation, (B) approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal that constitutes a Superior Proposal and that did not result from a material breach of this Section 6.8, (C) take any action in connection with the Rights Agreement or Section 203 of the DGCL to make the provisions of such agreement or statute inapplicable to a Takeover Proposal that constitutes a Superior Proposal and that did not result from a material breach of this Section 6.8, or (D) enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if, in any such case, the Company Board determines in good faith, after consulting with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law.

        (e)   Nothing in this Section 6.8 or in Section 6.4 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder, or (ii) from making any disclosure to the Company's stockholders if in each case under this clause (ii) the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that in no event shall the Company Board or other committee thereof take any action prohibited by Section 6.8(d) except as permitted by the terms of Section 6.8(d).

        Section 6.9    Indemnification and Insurance.

        (a)   Parent and Merger Sub agree that all rights to advancement of expenses, indemnification and exculpation by the Company now existing in favor of each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any Company Subsidiary (each an "Indemnified Party") as provided in the Company's certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date of this Agreement, accurate and complete copies of which have been provided or made available to Parent, shall survive the Merger. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

        (b)   For six (6) years after the Effective Time, to the full extent permitted under applicable Law, Parent and the Surviving Corporation (the "Indemnifying Parties") shall, jointly and severally, indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments or fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement and the Transactions), whether asserted or claimed prior to, at or after the Effective Time, and shall advance each Indemnified Party within twenty (20) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor for any reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments or fines as such expenses are incurred, but subject to the Indemnifying Parties' receipt of an unsecured undertaking, to the extent required by the DGCL, by or on behalf of the Indemnified Party to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification hereunder; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.

        (c)   Parent and the Surviving Corporation shall, jointly and severally, cause the individuals who have served as officers and directors of the Company prior to the Effective Time who are then covered by the directors' and officers' liability insurance policy currently maintained by the Company (a correct and complete copy of which has been delivered or made available to Parent) (the "D&O Insurance"), to be covered under a directors' and officers' liability insurance policy on terms and conditions no less advantageous to such individuals than the Company's existing directors' and officers' liability insurance policy for a period of not less than six (6) years after the Effective Time, but only to the extent related to actions or omissions of such officers and directors at or prior to the Effective Time (including in respect of this Agreement and the Transactions) in their capacities as such, whether asserted or claimed prior to, at or after the Effective Time; provided, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year (6) period as much coverage as is available for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six (6) year "tail" policy on terms and conditions no less advantageous to such former directors or officers than the D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 6.9(c). Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a so-called "Reporting Tail Endorsement," provided that the Company does not pay more than six (6) times the Maximum Amount for such Reporting Tail Endorsement, in which case, provided that Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, Parent shall be relieved from its obligations under this Section 6.9(c).

        (d)   If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

        (e)   The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9). Parent shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in connection with their enforcement of their rights provided in this Section 6.9.

        (f)    The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by law, charter, statute, bylaw or agreement.

        Section 6.10    Section 16 Matters.    Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.8 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

        Section 6.11    Rule 14d-10(d).    Prior to the Acceptance Time, the Company (acting through its Compensation and Talent Committee) shall take all such steps as may be required to cause each employment compensation, severance and employee benefit agreement, arrangement or understanding entered into by the Company or the Company Subsidiaries on or after the date of this Agreement with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d)(2) of the Exchange Act.

        Section 6.12    Convertible Notes.

        (a)   The Company shall use reasonable best efforts to provide, or shall use reasonable best efforts to cause to be provided, in accordance with the applicable provisions of the Indenture, dated as of November 15, 2006, relating to the Notes (the "Indenture"), to the trustee under the Indenture and to each Holder (as defined in the Indenture), any notices required by the Indenture (including those notices that may be required pursuant to Section 3.01, Section 10.01, Section 10.12, Section 10.16, and Section 10.17 thereof, in each case to the extent applicable) in connection with the Transactions.

        (b)   The Surviving Corporation shall, on the Closing Date, execute such supplemental indenture to the Indenture as may be required under the Indenture (including under Section 9.01 or Section 10.12 thereof, in each case to the extent applicable) in connection with the Transactions.

        (c)   The Company or the Surviving Corporation, as applicable, shall use reasonable best efforts to take all such further actions, including the delivery of any officers' certificates and opinions of counsel required by the Indenture (including by Section 5.01, Section 7.02, Section 9.04, Section 10.12 and Section 12.05 thereof, in each case to the extent applicable) as may be necessary to comply with all of the terms and conditions of the Indenture in connection with the Transactions.

        Section 6.13    State Takeover Laws.    If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to any Transaction, the parties shall use reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such Transaction.

ARTICLE 7
CONDITIONS

        Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

        (a)   Stockholder Approval.    If required by Law, this Agreement shall have been duly adopted at the Company Stockholder Meeting by the Required Company Stockholder Vote.

        (b)   No Injunctions or Restraints.    No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof; provided, that in no event shall this condition be satisfied, and neither the Offer nor the Merger shall be consummated, if a Japanese court or other Japanese Governmental Authority of competent jurisdiction shall have issued an order, stay, decree, judgment or injunction (preliminary or permanent) to Ultimate Parent, the representative director of Ultimate Parent, all or a part of the directors of Ultimate Parent or the Chief Executive Officer of Ultimate Parent, directing any of them to not consummate, or to not allow Parent or Merger Sub to consummate, the Offer or the Merger, or making illegal, or restraining or preventing, any of such consummation, and, provided, further, that prior to invoking this Section 7.1(b), each party shall use its reasonable best efforts to have any such Judgment or other legal restraint or prohibition lifted.

        (c)   Completion of the Offer.    Parent or Merger Sub shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Merger Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

        Section 8.1    Termination.    This Agreement may be terminated and the Offer, Merger and other Transactions may be abandoned as follows:

        (a)   by mutual written consent of Parent, Merger Sub and the Company at any time prior to the Acceptance Time; or

        (b)   by either the Company or Parent as follows:

          (i)    if the Acceptance Time shall not have occurred on or before October 31, 2008 (the "Walk Away Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party if the failure of the Acceptance Time to occur on or before the Walk Away Date was caused by or resulted from the failure of such party (or any Affiliate of such party) to fulfill any of its obligations under this Agreement; or

          (ii)   if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition, in each case making the consummation of the Offer or Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used reasonable best efforts to resist, lift or resolve such Judgment, Law or other legal restraint and the right to terminate pursuant to this Section 8.1(b)(ii) shall not be available if the issuance of such Judgment, legal restraint or prohibition was caused by or resulted from the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party); or

        (c)   by Parent, prior to the purchase of any Shares pursuant to the Offer, if there shall have occurred a Company Adverse Recommendation Change; provided, that any such termination must occur within five (5) Business Days of the Company Adverse Recommendation Change; or

        (d)   by the Company, if each of the following conditions is satisfied:

          (i)    the Company has not materially breached Section 6.8;

          (ii)   the Company has received a Takeover Proposal that the Company Board has determined in good faith (after consultation with outside counsel and its financial advisor) constitutes a Superior Proposal;

          (iii)  the Company has provided Parent with not less than three (3) Business Days' written notice that it intends to enter into a definitive agreement implementing such Superior Proposal, attaching to such notice the most current version of such agreement as of the date of such written notice (a "Superior Proposal Notice") (it being agreed that, by itself, any determination by the Company Board (or a committee thereof) to send a Superior Proposal Notice shall not constitute a breach of Section 6.8 or a termination event under this Section 8.1);

          (iv)  prior to or concurrently with such termination the Company pays to Parent in immediately available funds the Termination Fee in accordance with Section 8.3(b)(ii); and

          (v)   the Company Board concurrently with such termination approves, and the Company concurrently with such termination enters into, a definitive agreement providing for the implementation of such Superior Proposal; or

        (e)   by Parent, prior to the purchase of any Shares pursuant to the Offer, if the Company shall have materially breached Section 6.8; or

        (f)    by Parent, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in clauses 2(b) or 2(c) of Annex A not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach or failure to perform from Parent; provided that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement; or

        (g)   by the Company, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform shall have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and shall not have been cured within twenty (20) days following receipt by Parent of written notice of such breach or failure to perform from the Company; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

        (h)   by the Company (A) if, for any reason, Merger Sub shall have failed to commence the Offer by the date that is ten (10) Business Days after the date of this Agreement, or (B) upon two (2) Business Days notice to Parent, if, for any reason, Merger Sub shall have breached its obligation hereunder to purchase all Shares validly tendered (and not withdrawn) as of the expiration of the Offer (as it may be extended).

The party desiring to terminate this Agreement shall deliver written notice of such termination to the other party, setting forth in such notice the provision of this Section 8.1 pursuant to which such party is terminating this Agreement.

        Section 8.2    Effect of Termination.    Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except for the provisions of (a) this Section 8.2, (b) Section 8.3 (Fees and Expenses) and (c) Article 9 (General Provisions), which shall survive such termination; provided that nothing herein shall relieve any party from liability for any willful breach of this Agreement (including, in the case of a breach by Parent or Merger Sub, damages based on the consideration payable to the stockholders, optionholders and holders of restricted stock units of the Company as contemplated by this Agreement). The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

        Section 8.3    Fees and Expenses.

        (a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

        (b)   The Company shall pay Parent a termination fee of $247,300,000 (the "Termination Fee") in the event that this Agreement is terminated:

          (i)    by Parent pursuant to Section 8.1(c);

          (ii)   by the Company pursuant to Section 8.1(d);

          (iii)  by Parent pursuant to Section 8.1(e) or by either Parent or the Company pursuant to Section 8.1(b)(i), so long as, in either such case, (A) before the date of such termination, the Company Board shall have received a written Takeover Proposal that has not been withdrawn as of the date of such termination and (B) within twelve (12) months after the date of termination, the Company shall have entered into a definitive agreement for any Takeover Proposal (regardless of whether made before or after the termination of this Agreement), which Takeover Proposal is ultimately consummated; or

          (iv)  by Parent pursuant to Section 8.1(f) as a result of a knowing breach of representations, warranties, covenants or agreements by the Company, so long as (A) before the date of such termination, the Company Board shall have received a written Takeover Proposal that has not been withdrawn as of the date of such termination and (B) within twelve (12) months after the date of termination, the Company shall have entered into a definitive agreement for any Takeover Proposal (regardless of whether made before or after the termination of this Agreement), which Takeover Proposal is ultimately consummated;

provided, however, that, for purposes of this Section 8.3(b), all references to "20%" in the definition of "Takeover Proposal" shall be deemed to be references to "50%." Any fee due under Section 8.3(b)(i) or (ii) shall be paid to Parent by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) or (iv) shall be paid to Parent by wire transfer of same-day funds within two (2) Business Days after the date on which the transaction referenced therein is consummated.

        (c)   The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in the proviso to the first sentence of Section 8.2 (other than in connection with any termination under Section 8.1(f), for which the Termination Fee payable under Section 8.3(b)(iv) shall constitute the sole and exclusive remedy of Parent and Merger Sub), but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

        Section 8.4    Amendment.    Subject to Section 1.3(c), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the parties hereto; provided, however, that after any such adoption by the holders of Shares, no amendment shall be made that, by applicable Law, requires further approval of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 8.5    Waiver.    Subject to Section 1.3(c), at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 8.6    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require, in the case of Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors (which, in the case of the Company, shall include the approval contemplated by Section 1.3).

ARTICLE 9
GENERAL PROVISIONS

        Section 9.1    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

        if to the Company:

    Millennium Pharmaceuticals, Inc.
    40 Landsdowne Street
    Cambridge, Massachusetts 02139
    Attention: Chief Executive Officer and General Counsel
    Facsimile: 617-374-0074

    with copies to:

    Wilmer Cutler Pickering Hale and Dorr LLP
    60 State Street
    Boston, MA 02109
    Attn: David E. Redlick, Esq. and Hal J. Leibowitz, Esq.
    Facsimile: 617-526-5000

        if to Parent or Merger Sub:

    Takeda Pharmaceutical Company Limited
    Tokyo Head Office
    12-10 Nihonbashi 2—Chome
    Chuo-Ku
    Tokyo 103-8668 Japan
    Facsimile: 81-3-3278 - 2323
    Telephone: 81-3-3278-2287
    Attention: Ken Araki, Senior Director (Business Development) of Global
    Licensing & Business Development Department

    and

    Takeda Pharmaceutical Company Limited
    Tokyo Head Office
    12-10 Nihonbashi 2—Chome
    Chuo-Ku
    Tokyo 103-8668
    Japan
    Facsimile: 81-3-3728-2077
    Telephone: 81-3-3278-2924
    Attention: Hiroshi Shinha, General Manager of Legal Department

    with copies to:

    Edwards Angell Palmer & Dodge LLP
    111 Huntington Avenue
    Boston, MA 02199
    Attention: Bruce W. Raphael, Esq.
                      and Leonard Q. Slap, Esq.
    Facsimile: 617-227-4420

        Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

        Section 9.2    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article 2, Section 6.2, Section 6.9 and Article 9.

        Section 9.3    Interpretations.    When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        Section 9.4    Governing Law; Jurisdiction; Waiver of Jury Trial.

        (a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflict or choice of laws provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

        (b)   Each of the parties to this Agreement and Ultimate Parent (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto and Ultimate Parent waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.4, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

        (c)   Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

        Section 9.5    Counterparts; Facsimile Transmission of Signatures.    This Agreement may be executed in any number of counterparts (including by facsimile or.pdf) and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or.pdf transmission.

        Section 9.6    Assignment; No Third Party Beneficiaries.

        (a)   This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

        (b)   Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof. Notwithstanding the foregoing, from and after the Acceptance Time, Section 2.5 and Section 2.7 (with respect to which holders of Company Common Stock shall be third party beneficiaries), Section 2.8 (with respect to which holders of Options, restricted stock units and shares of Restricted Stock shall be third party beneficiaries) and Section 6.9 (with respect to which the Indemnified Parties shall be third party beneficiaries) are for the benefit of the Persons named therein and such Persons may specifically enforce such provisions.

        Section 9.7    Severability.    If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

        Section 9.8    Entire Agreement.    This Agreement (including the Company Disclosure Letter, the Exhibits hereto and the documents and instruments referred to herein that are to be delivered at Closing) and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

        Section 9.9    Ultimate Parent Guarantee.    Takeda Pharmaceutical Company Limited (the "Ultimate Parent") agrees to take all action necessary to cause Parent, Merger Sub or the Surviving Corporation, and, during the period between the Acceptance Time and the Effective Time, the Company, as applicable, to pay and perform all of its respective agreements, covenants and obligations under this Agreement. Ultimate Parent unconditionally guarantees to the Company the full and complete performance by Parent, Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Parent, Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. Ultimate Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Parent, Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.9. Prior to the Effective Time, Ultimate Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of Parent, Merger Sub or the Surviving Corporation under this Agreement.

        Section 9.10    Enforcement.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 9.11    Disclosure Letter.    The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or is reasonably likely to result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

* * * * *

[End of text—the next page is the signature page]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

MILLENNIUM PHARMACEUTICALS, INC.
By:	/s/ DEBORAH DUNSIRE Name: Deborah Dunsire Title: Chief Executive Officer
TAKEDA AMERICA HOLDINGS, INC.
By:	/s/ IWAAKI TANIGUCHI Name: Iwaaki Taniguchi Title: President
MAHOGANY ACQUISITION CORP.
By:	/s/ IWAAKI TANIGUCHI Name: Iwaaki Taniguchi Title: President

Ultimate Parent has executed this Agreement for purposes of agreeing to be bound by the provisions of Section 5.2, Section 6.3, Section 9.4 and Section 9.9.

TAKEDA PHARMACEUTICAL COMPANY LIMITED
By:	/s/ YASUCHIKA HASEGAWA Name: Yasuchika Hasegawa Title: President

[Signature Page to Agreement and Plan of Merger]

Annex A

Conditions of the Offer

        Capitalized terms used in this Annex A but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the "Agreement") of which this Annex A is a part.

        1.     Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares, unless each of the following conditions are satisfied:

          (a)   immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of Shares validly tendered (including by guaranteed delivery) and not properly withdrawn, together with any Shares beneficially owned by Ultimate Parent, Parent or any Subsidiary of Ultimate Parent or Parent, equals at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase (where "on a fully diluted basis" means the number of Shares outstanding, plus (i) the number of Shares issuable upon the exercise of all then outstanding Options (but only to the extent that they are then vested or exercisable) and (ii) the number of Shares into which the then outstanding Notes may be converted) (the "Minimum Tender Condition"); or

          (b)   immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), any waiting period (and any extensions thereof) under the HSR Act and any approvals or clearances applicable to the Offer or the consummation of the Merger under the Antitrust Laws of the Federal Republic of Germany and the Republic of Austria shall have expired, or been terminated or obtained, as applicable.

        2.     Furthermore, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Agreement and before the expiration of the Offer, any of the following shall have occurred and be continuing unless, if any of the following have occurred and are continuing, they shall have resulted from the breach by Parent or Merger Sub of any of their obligations under the Agreement:

          (a)   any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the other Transactions; provided, that in no event shall this condition be satisfied, and neither the Offer nor the Merger shall be consummated, if a Japanese court or other Japanese Governmental Authority of competent jurisdiction shall have issued an order, stay, decree, judgment or injunction (preliminary or permanent) to Ultimate Parent, the representative director of Ultimate Parent, all or a part of the directors of Ultimate Parent or the Chief Executive Officer of Ultimate Parent, directing any of them to not consummate, or to not allow

Annex A-1

  Parent or Merger Sub to consummate, the Offer or the Merger, or making illegal, or restraining or preventing, any of such consummation, and, provided, further, that Parent and Merger Sub shall have used their reasonable best efforts to oppose any such order, executive order, stay, decree, judgment or injunction or to have such order, executive order, stay, decree, judgment or injunction vacated or made inapplicable to the Offer, the Merger or the other Transactions;

          (b)   (i) any of the Company's representations or warranties set forth in Section 3.2(a), (c) and (f), Section 3.3(a), Section 3.3(b)(i), Section 3.19 or Section 3.21 of the Agreement shall not be true and correct in all material respects or (ii) any of the Company's other representations and warranties set forth in this Agreement that (A) are not made as of a specific date are not true and correct as of the Acceptance Time, or (B) are made as of a specific date are not true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth in such representations and warranties, other than the representation set forth in the first sentence of Section 3.6), individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect;

          (c)   the Company shall have failed to perform in any material respect any material covenant or material obligation required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

          (d)   Parent and Merger Sub shall not have received a certificate executed by the Company's Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (b) and (c) of paragraph (2) of this Annex A are duly satisfied immediately prior to the Acceptance Time; or

          (e)   the Agreement shall have been validly terminated in accordance with Article 8 of the Agreement.

        The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived only by Parent or Merger Sub, and then, in whole or in part, at any time and from time to time in the sole discretion of Parent or Merger Sub (except for any condition that, pursuant to Section 1.1(e) of the Agreement, may only be waived with the Company's consent). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time in accordance with the terms of the Agreement.

Annex A-2

Exhibit A

Definitions

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

        "Antitrust Laws" means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "Business Days" means "Business Days" as defined in Rule 14d-1(g)(3) promulgated by the SEC under the Exchange Act.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Company Material Adverse Effect" means any change, event, occurrence or development that has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, or any change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

          (a)   changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (provided that such changes do not affect the Company or any Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other biotechnology or pharmaceutical companies);

          (b)   changes in general legal, tax, regulatory, political or business conditions in the countries in which the Company or any of the Company Subsidiaries operates (provided that such changes do not affect the Company or any Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other biotechnology or pharmaceutical companies);

          (c)   general market or economic conditions in the biotechnology or pharmaceutical industries (provided that such conditions do not affect the Company or any Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other biotechnology or pharmaceutical companies);

          (d)   actions contemplated by the parties in connection with this Agreement;

          (e)   the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement or any public communications by Parent or Merger Sub regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, venture partners or employees;

          (f)    changes after the date of this Agreement in applicable United States or foreign, federal, state or local law, statutes, ordinances, decrees, rules, regulations or administrative policies, including rules, regulations and administrative policies of the United States Food and Drug Administration ("FDA"), or interpretations thereof;

          (g)   changes in generally accepted accounting principles or the interpretation thereof;

          (h)   any change, event, occurrence or development relating to the Company's Supplemental New Drug Application and the process relating to the expanded label for VELCADE;

          (i)    any filing of a paragraph IV certification relating to VELCADE, any patent litigation initiated by the Company or any of the Company Subsidiaries against any such paragraph IV filer or any patent litigation initiated against the Company or any of the Company Subsidiaries with respect to VELCADE;

          (j)    any change, event, occurrence or development relating to the products or product candidates of any Person (other than the Company and the Company Subsidiaries);

          (k)   any action taken pursuant to or in accordance with this Agreement (including Section 6.4) or at the request or with the consent of Parent or Merger Sub;

          (l)    any regulatory, banking, legal, accounting and other professional fees or expenses incurred in connection with the transactions contemplated by this Agreement;

          (m)  any failure by the Company to meet any projections, guidance, estimates, forecasts or milestones or published financial or operating predictions for or during any period ending (or for which results are released) on or after the date hereof (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred);

          (n)   any litigation arising from or relating to the Offer, the Merger or the Transactions;

          (o)   a decline in the price of the Company Common Stock (it being agreed that the facts and circumstances giving rise to such decline may be taken into account in determining whether a Company Material Adverse Effect has occurred); and

          (p)   any natural disaster or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (provided that such conditions do not affect the Company or any Company Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other biotechnology or pharmaceutical companies).

        "Contract" means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

        "Environmental Laws" means any national, super-national, regional, Federal, foreign, state, provincial or local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to (i) pollution, the environment, natural resources, and the protection of the environment or human health and safety or (ii) the presence of, use, handling, recycling, generation, treatment, storage, transportation or disposal of or employee exposure or the labeling or registration of Hazardous Substances.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Hazardous Substances" means any materials, substances, chemicals or wastes (including, but not limited to biologic agents or vectors, living or genetically modified materials, culture, serum, wastes or off spec products) that are listed, classified, regulated, or characterized as hazardous, biohazardous, toxic, dangerous, explosive, radioactive, reactive, infectious, contagious, bioaccumulative, special, or as a pollutant, contaminant or words of similar meaning or effect under Environmental Laws or would otherwise form the basis of liability under such Environmental Laws, including, but not limited to, asbestos, bloodborne pathogens, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, nuclear fuel, bacteria or fungi and medical waste.

        "Knowledge" and similar phrases mean the actual knowledge, as of the date hereof, of each of (a) in the case of the Company, the Chief Executive Officer, Chief Financial Officer, Chief Medical Officer, Senior Vice President of Corporate Development, Senior Vice President and General Counsel, Executive Vice President Commercial and Chief Compliance Officer, and (b) in the case of Parent or Merger Sub, the President of Parent, the Secretary of Merger Sub and General Manager of the Legal Department of Ultimate Parent, the Senior Director, Business Development of Ultimate Parent and the Assistant General Counsel and Chief Privacy Officer of Takeda Pharmaceuticals North America, Inc.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, claim or encumbrance in respect of such asset.

        "Option Consideration" means, with respect to any Share issuable under a particular Option, an amount equal to (i) the Merger Consideration per Share less (ii) the exercise price payable in respect of each Share issuable under such Option.

        "Options" means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former subsidiary of the Company or predecessor thereof to purchase Shares pursuant to the Stock Plans.

        "Ordinary Course of Business" means the ordinary course of business, consistent in all material respects with past practice.

        "Parent Material Adverse Effect" means any change, event, occurrence or development that would reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger and the other Transactions.

        "Permitted Liens" means: (i) liens for taxes not yet due and payable; (ii) liens, encumbrances or imperfections of title, other than mortgages and other voluntary monetary liens and encumbrances, that have arisen in the Ordinary Course of Business and that do not materially adversely affect the current use or value of the properties or assets subject thereto or affected thereby; (iii) liens or encumbrances disclosed in the Company SEC Reports; and (iv) liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states of the United States or foreign jurisdictions.

        "Person" includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

        "Qualifying SEC Report" means (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and (b) any Company SEC Report filed on or after the date of filing of such Form 10-K that is filed with the SEC on the SEC's EDGAR system at least one (1) Business Days prior to the date of this Agreement.

        "Restricted Stock" means any award of restricted Shares outstanding immediately before the Effective Time with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

        "SEC" means the United States Securities and Exchange Commission.

        "Stock Plans" means the Company's 2000 Stock Incentive Plan, 1998 Non-Officer Equity Incentive Plan, assumed by the Company as successor to COR Therapeutics, Inc., 1993 Incentive Stock Plan, Amended and Restated 1993 Stock Option Plan, assumed by the Company as successor to LeukoSite, Inc., 1991 Equity Incentive Plan, assumed by the Company as successor to COR Therapeutics, Inc., 1996 Equity Incentive Plan, as amended, 1997 Equity Incentive Plan, as amended, 2007 Incentive Plan, 1997 Equity Incentive, as amended, assumed by the Company as successor to Millennium BioTherapeutics, Inc. and 1997 Equity Incentive Plan, as amended, assumed by the Company as successor to Millennium Predictive Medicine, Inc.

        "Subsidiary" means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

        "Superior Proposal" means any bona fide written offer obtained after the date of this Agreement to acquire more than 50% of the outstanding equity securities or consolidated assets of the Company and the Company Subsidiaries on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside counsel), taking into account all the terms and conditions of such proposal and this Agreement (including any offer by Parent to amend the terms of this Agreement, which offer is not revocable by Parent for at least five (5) Business Days), (i) would, if consummated, result in a transaction that is more favorable to the holders of Shares than the Transactions and (ii) is reasonably capable of being completed on the terms proposed, including with regard to any financing contemplated thereby.

        "Takeover Proposal" shall mean, other than the Transactions, any proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) or "group" (as defined in Section 13(d) of the Exchange Act) for (i) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and the Company Subsidiaries (including securities of Company Subsidiaries) equal to 20% or more of the Company's consolidated assets, (ii) the acquisition from the Company (whether in a single transaction or a series of related transactions) of 20% or more of the equity securities of the Company, (iii) a tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the equity securities of the Company or (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (other than (1) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Company Subsidiaries and (2) mergers, consolidations, recapitalizations, share exchanges or other business combinations that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), in each case, other than the Transactions.

        "Tax" or "Taxes" means all taxes or other assessments in the nature of a tax including income, franchise, profits, corporation, goods and services, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, unemployment, severance, occupation, import, custom, stamp, capital, alternative, add-on minimum or other governmental taxes, imposed by any Federal, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

        "Tax Authority" or "Taxing Authority" means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

        "Tax Return" means any return, election, report, claim for refund, declaration, statement, certificate, bill, schedule or other document, together with all amendments, attachments and supplements thereto, required to be filed with any Taxing Authority.

Exhibit B

TENDER AND SUPPORT AGREEMENT

        This TENDER AND SUPPORT AGREEMENT (this "Agreement"), is dated as of April 10, 2008, by and between TAKEDA AMERICA HOLDINGS, INC., a New York corporation (the "Parent"), and the stockholders listed on the signature pages hereto (each a "Stockholder" and collectively, the "Stockholders").

W I T N E S S E T H:

        WHEREAS, Parent, Mahogany Acquisition Corp., a Delaware corporation and indirectly wholly-owned subsidiary of Parent (the "Purchaser"), and Millennium Pharmaceuticals, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the "Merger Agreement"), providing for, among other things, Purchaser to commence a cash tender offer (the "Offer") to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") followed by the subsequent merger of Purchaser with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent, in each case, on the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement); and

        WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of the number of issued shares of Company Common Stock set forth on Attachment A hereto (the "Owned Shares"); and

        WHEREAS, as a condition to Parent and Purchaser's willingness to enter into and perform its obligations under the Merger Agreement, Parent and Purchaser have required that each Stockholder agree, and each Stockholder has agreed, to tender in the Offer (and not withdraw) all of such Stockholder's Owned Shares as well as any shares of Company Common Stock acquired by such Stockholder after the execution of this Agreement (all of which, after so acquired, shall constitute "Owned Shares"); and

        WHEREAS, each Stockholder desires to express its support for the Merger Agreement and the transactions contemplated thereby, including the Offer, by executing this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

        1.    Agreement to Tender and Vote; Irrevocable Proxy.

          1.1    Agreement to Tender.    Each Stockholder hereby agrees that promptly after the commencement of the Offer, but in any event no later than 5:00 p.m. New York time on the second Business Day before the initially scheduled expiration of the Offer, such Stockholder shall tender into the Offer all of such Stockholder's Owned Shares. No Stockholder shall withdraw any of such Stockholder's Owned Shares previously tendered.

          1.2    Agreement to Vote.    Each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Owned Shares (a) in favor of the adoption of the Merger Agreement and (b) against any alternative Takeover Proposal.

          1.3    Irrevocable Proxy.    Solely with respect to the matters described in Section 1.2, for so long as this Agreement has not terminated in accordance with Section 4.1, each Stockholder hereby irrevocably appoints Parent (or any nominee of Parent) as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholder's voting rights with respect to such Stockholder's Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all such Stockholder's Owned Shares solely on the matters described in Section 1.2, and in accordance therewith. Each Stockholder hereby revokes any proxies previously granted that would otherwise conflict with the proxy contemplated pursuant to this Section 1.3 and agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 4.1.

        2.    Representations and Warranties of Stockholders.    Each Stockholder hereby represents and warrants to Parent, on a several and not joint basis, as follows:

          2.1    Due Organization.    Such Stockholder, if a corporation or other entity, has been duly organized, is validly existing and is in good standing under the laws of the state of its formation or organization.

          2.2    Power; Due Authorization; Binding Agreement.    Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

          2.3    Ownership of Shares.    On the date hereof, the Owned Shares set forth opposite such Stockholder's name on Attachment A hereto are owned of record or beneficially by such Stockholder in the manner reflected thereon and include all of the Owned Shares owned of record or beneficially by such Stockholder.

          2.4    No Conflicts.    The execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such Stockholder will not, (a) require such Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on such Stockholder or his, her or its properties and assets or (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to such Stockholder or pursuant to which any of his, her or its properties or assets are bound. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

        3.    Certain Covenants of the Stockholders.    Each Stockholder hereby covenants and agrees with Parent as follows:

          3.1    Restriction on Transfer.    Each Stockholder hereby agrees, while this Agreement is in effect, at any time prior to the Acceptance Time, and otherwise as is contemplated by the Merger Agreement or the Offer, not to, other than as may be specifically required by a court order, (a) assign or otherwise dispose of (including, without limitation, by gift, merger, consolidation or reorganization), or enter into any contract, option or other agreement providing for the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a "Transfer") or (b) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares. The foregoing restrictions on Transfer shall not prohibit the exercise by such Stockholder of any options to purchase Owned Shares and shall not prohibit any Transfers for estate planning or charitable purposes provided the transferee and such Stockholder expressly agree to be bound by the provisions of this Agreement with respect to such transferred Owned Shares in a written instrument reasonably satisfactory to Parent. If any involuntary Transfer of any of the Owned Shares shall occur (including, but not limited to, a sale by a Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale or any sale or transfer by operation of law, including, without limitation, by will or intestacy), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

          3.2    Additional Shares.    Each Stockholder hereby agrees, while this Agreement is in effect, that any shares of Company Common Stock acquired by such Stockholder after the date hereof shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

          3.3    No Limitations on Actions.    Each Stockholder signs this Agreement solely in his, her or its capacity as the owner of the Owned Shares; any trustee who signs this Agreement on behalf of a Stockholder that is a trust is signing only in his, her or its fiduciary capacity and not as an individual; this Agreement shall not limit or otherwise affect the actions of such Stockholder or any affiliate, employee or designee of such Stockholder or any of his, her or its affiliates in any other capacity, including such person's capacity, if any, as an officer of the Company or a member of the board of directors of the Company; and nothing herein shall limit or affect the Company's rights in connection with the Merger Agreement.

        4.    Miscellaneous.

          4.1    Termination of this Agreement.    This Agreement shall terminate upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) any amendment to the Merger Agreement or the Offer effected without such Stockholder's consent that decreases the Offer Price or materially and adversely affects such Stockholder and (iii) the Acceptance Time.

          4.2    Effect of Termination.    In the event of a termination of this Agreement pursuant to Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination; and provided, further, that upon payment of the Termination Fee no Stockholder shall have further liability with respect to this Agreement or the transactions contemplated hereby.

          4.3    Entire Agreement; Assignment.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

          4.4    Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

          4.5    Notices.    Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

    If to the Stockholders:

    To the respective addresses and fax numbers shown on the signature pages for each Stockholder

    If to Parent:

    Takeda Pharmaceutical Company Limited

    Tokyo Head Office
    12-10 Nihonbashi 2—Chome
    Chuo-Ku Tokyo 103-8668
    Japan
    Facsimile: 81-3-3278-2323
    Telephone: 81-3-3278-2287
    Attention: Ken Araki, Senior Director (Business Development) of Global Licensing & Business Development Department
    and
    Takeda Pharmaceutical Company Limited
    Tokyo Head Office
    12-10 Nihonbashi 2—Chome
    Chuo-Ku
    Tokyo 103-8668
    Japan
    Facsimile: 81-3-3728-2077
    Telephone: 81-3-3278-2924
    Attention: Hiroshi Shinha, General Manager of Legal Department
    with copies to:
    Edwards Angell Palmer & Dodge llp
    111 Huntington Avenue
    Boston, MA 02199
    Attention: Bruce W. Raphael, Esq.
    and Leonard Q. Slap, Esq.
    Facsimile: 617-227-4420

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

          4.6    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

          4.7    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach or threatened breach by such Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Stockholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.7, and each Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

          4.8    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

          4.9    Descriptive Headings.    The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          4.10    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

          4.11    No Obligation to Exercise Options.    Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall obligate any Stockholder to exercise any Option or other right to acquire shares of Company Common Stock.

        [REMAINDER OF PAGE INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

TAKEDA AMERICA HOLDINGS, INC.
By:
Name: Title:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Deborah Dunsire, M.D.
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Robert F. Friel
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

A. Grant Heidrich, III
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Charles J. Homcy, M.D.
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Raju S. Kucherlapati, Ph.D.
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Jeffrey M. Leiden, M.D., Ph.D.
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Mark J. Levin
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Norman C. Selby
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Kenneth E. Weg
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Anthony H. Wild, Ph.D.
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Christophe Bianchi, M.D.
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Joseph B. Bolen, Ph.D.
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Marsha H. Fanucci
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Stephen M. Gansler
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Laurie B. Keating
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Anna Protopapas
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Nancy Simonian, M.D.
Address:

Fax:

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

Peter F. Smith, Ph.D.
Address:

Fax:

ATTACHMENT A- Details of Ownership

Shares		Entity or Individual Name
706,074	(1)	Deborah Dunsire, M.D.
12,408		Robert F. Friel
103,000		A. Grant Heidrich, III
64,514		Charles J. Homcy, M.D.
709,981		Raju S. Kucherlapati, Ph.D.
0		Jeffrey M. Leiden, M.D., Ph.D.
2,264,224	(2)	Mark J. Levin
7,000		Norman C. Selby
10,000		Kenneth E. Weg
12,914		Anthony H. Wild, Ph.D.
201,400		Christophe Bianchi, M.D.
90,929		Joseph B. Bolen, Ph.D.
112,784		Marsha H. Fanucci
120,411		Stephen M. Gansler
103,240		Laurie B. Keating
170,073		Anna Protopapas
65,234	(3)	Nancy Simonian, M.D.
84,899		Peter F. Smith, Ph.D.

(1)
Excludes 100,000 shares of Company Common Stock to be Transferred by Dr. Dunsire to one or more charitable entities to be established, which shares shall not be subject to the provisions of this Agreement if such shares are in fact so Transferred; otherwise such shares are not excluded from, and remain subject to, the provisions of this Agreement.

(2)
Excludes 400,000 shares of Company Common Stock to be Transferred by Mr. Levin to one or more charitable entities to be established, which shares shall not be subject to the provisions of this Agreement if such shares are in fact so Transferred; otherwise such shares are not excluded from, and remain subject to, the provisions of this Agreement.

(3)
Excludes 10,000 shares of Company Common Stock to be Transferred by Dr. Simonian to one or more charitable entities to be established, which shares shall not be subject to the provisions of this Agreement if such shares are in fact so Transferred; otherwise such shares are not excluded from, and remain subject to, the provisions of this Agreement.

Exhibit C

Form of Certificate of Incorporation
of the Surviving Corporation

RESTATED CERTIFICATE OF INCORPORATION
OF
MILLENNIUM PHARMACEUTICALS, INC.

        FIRST: The name of the Corporation is: Millennium Pharmaceuticals, Inc.

        SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand shares of Common Stock, $0.001 par value per share.

        The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

        FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

          1.     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          2.     Election of directors need not be by written ballot.

          3.     The Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

        SIXTH: Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

        SEVENTH:

        1.    Action, Suits and Proceedings Other Than by or in the Right of the Corporation.    The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an

"Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) judgment, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

        2.    Actions or Suits by or in the Right of the Corporation.    The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper.

        3.    Indemnification for Expenses Of Successful Party.    Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

        4.    Notification and Defense of Claim.    As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

        5.    Advance of Expenses.    Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expense incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

        6.    Procedure for Indemnification.    In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), (b) if no such quorum is obtainable, a majority vote of a committee of two or more disinterested directors, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

        7.    Remedies.    The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advance of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

        8.    Subsequent Amendment.    No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

        9.    Other Rights.    The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

        10.    Partial Indemnification.    If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal, therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

        11.    Insurance.    The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation law of Delaware.

        12.    Merger or Consolidation.    If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

        13.    Savings Clause.    If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees) judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

        14.    Definitions.    Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

        15.    Subsequent Legislation.    If the General Corporation Law of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

QuickLinks

  Exhibit (e)(1)
ARTICLE 1 THE OFFER AND THE MERGER
ARTICLE 2 THE MERGER
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE 5 CONDUCT OF BUSINESS
ARTICLE 6 ADDITIONAL AGREEMENTS
ARTICLE 7 CONDITIONS
ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER
ARTICLE 9 GENERAL PROVISIONS
  Exhibit B
TENDER AND SUPPORT AGREEMENT